UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                      FORM 8-K
                                   CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

    Date of Report:  April 10, 1995




                           CAROLINA FIRST CORPORATION
               (Exact name of registrant as specified in its charter)




     South Carolina                   0-15083                  57-0824914
 (State of other juris-              (Commission             (IRS Employer
diction of incorporation)            File Number)         Identification Number)


    102 South Main Street, Greenville, South Carolina      29601
         (Address of principal executive offices)         (Zip Code)



    Registrant's telephone number, including area code:  (803) 255-7900


                     The Exhibit Index appears on page 4 hereof.

Item 2. Acquisition or Disposition of Assets

        On April 10, 1995, Carolina First Corporation (the "Company") acquired Aiken County National Bank ("ACNB") through the merger of ACNB with and into Carolina First Bank ("CFB"), a wholly-owned subsidiary of the Company. In connection with such acquisition, all outstanding shares of ACNB common stock were acquired based on an exchange ratio of
1.125 shares of Company common stock for each share of ACNB common stock. The transaction has been accounted for as a pooling of interests.

        Certain historical and supplemental financial information relating to ACNB are included herewith under Item 7.


Item 7. Financial Statements and Exhibits

(a)  Financial Statements of the Businesses Acquired.

        Annex 1.         Audited balance sheets of ACNB at
                         December 31, 1994 and 1993 and the related statements of income (loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994.

       Annex 2. Audited supplemental consolidated balance sheets of Carolina First Corporation as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, reflecting consummation of ACNB.
                         The statistical disclosures, selected financial data, and management's discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 1994, reflecting consummation of ACNB, are also included.

 (b)  Pro Forma Financial Information.  Not Applicable.


(c)  Exhibits.

        2.1      Reorganization Agreement entered into as of October 13, 1994 by and among Carolina First Bank, Carolina
                 First Corporation and Aiken County National Bank.  Incorporated by reference to Exhibit 2.1 of Carolina
                 First Corporation's Registration Statement on Form S-4, Commission File No. 33-57389.
        24.1     Consent of Elliott Davis & Company, L.L.P.
        27.1     Financial Data Schedule

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CAROLINA FIRST CORPORATION



April 11, 1995                    By:      ___________________________________
                                           William S. Hummers III
                                           Executive Vice President

                       EXHIBIT INDEX

EXHIBIT

2.1 Reorganization Agreement entered into as of October 13, 1994 by and among Carolina First Bank, Carolina First Corporation and Aiken County National Bank. Incorporated by reference to Exhibit 2.1 of Carolina First Corporation's Registration Statement on Form S-4, Commission File No. 33-57389.
24.1  Consent of Elliott Davis & Company, L.L.P.
27.1  Financial Data Schedule

ANNEX 1




                               AIKEN COUNTY NATIONAL BANK

                                 AIKEN, SOUTH CAROLINA





                             REPORT ON FINANCIAL STATEMENTS

                       (Elliott, Davis & Company letterhead)


                    REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



            The Board of Directors
            Aiken County National Bank
            Aiken, South Carolina


                    We have audited the accompanying balance sheets of Aiken
            County National Bank as of December 31, 1994 and 1993, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                    We conducted our audits in accordance with generally
            accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aiken County National Bank at December 31, 1994 and 1993 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                     (Elliott, Davis & Company signature)

            January 17, 1995

                                AIKEN COUNTY NATIONAL BANK
                                      BALANCE SHEETS

                                                                DECEMBER 31,
                                                              1994       1993
                                          ASSETS
            CASH AND DUE FROM BANKS                       $2,203,735  $1,385,312

            FEDERAL FUNDS SOLD                             2,480,000   3,258,000

               Total cash and cash equivalents             4,683,735   4,643,312

            INVESTMENTS - Note 3
              Available for sale - At fair value             695,822        -
              Held to maturity - At amortized cost
                (fair value $3,549,798 and $7,114,505)     3,549,816   7,001,584

            LOANS (less allowance for loan losses of
              $402,230 and $582,323
              at December 31, 1994 and 1993, respectively)
              - Note 4                                    29,333,701  28,779,022

            ACCRUED INTEREST RECEIVABLE                      206,970     243,146

            PREMISES AND EQUIPMENT - Net - Note 5          1,662,142   1,576,189

            OTHER REAL ESTATE OWNED (less valuation
              allowance of
              $236,000 and $15,000)                        1,126,732   1,413,300

            OTHER ASSETS                                     365,928     295,581

                                                         $41,624,846 $43,952,134

                           LIABILITIES AND SHAREHOLDERS' EQUITY
            LIABILITIES
              Deposits - Note 6
               Non-interest bearing                      $4,580,169  $3,317,771
               Interest bearing                          33,441,584  36,774,173
                                                         38,021,753  40,091,944
              Accrued interest on deposits                  101,769     102,538
              Obligations under capital leases                  -        24,423
              Other                                         108,760      31,803
                 Total liabilities                       38,232,282  40,250,708

            COMMITMENTS AND CONTINGENCIES -
               Notes 7, 8 and 13
            SHAREHOLDERS' EQUITY - Note 13
              Common stock, par value $5 per share,
               2,000,000 shares
               authorized, 402,500 shares issued          2,012,500   2,012,500
              Additional paid-in capital                  1,985,117   1,985,117
              Retained earnings (deficit)                  (602,588)   (296,191)
              Net unrealized holding loss on
              investments available for sale                 (2,465)          -

                 Total shareholders' equity               3,392,564   3,701,426

                                                        $41,624,846 $43,952,134

            See Notes to Financial Statements which are an integral part of these statements.

                                AIKEN COUNTY NATIONAL BANK
                                   STATEMENTS OF INCOME


                                                 For the years ended December 31,
                                                 1994      1993       1992

            INTEREST INCOME
              Interest and fees on loans         $2,609,405 $2,526,344 $3,022,301
              Interest on investments               283,230    398,689    366,323
              Interest on federal funds sold
               and deposits
               in other banks                       138,592    142,545    139,782

                 Total interest income            3,031,227  3,067,578  3,528,406

            INTEREST EXPENSE ON DEPOSITS          1,187,435  1,437,329  1,978,826
                 Net interest income              1,843,792  1,630,249  1,549,580

            PROVISION FOR LOAN LOSSES - Note 4      140,000     52,170    375,237

                 Net interest income after
                   provision for loan losses      1,703,792  1,578,079  1,174,343

            NONINTEREST INCOME
              Service charges and fees              228,947   181,066     163,594
              Credit life insurance commissions      38,209    13,684      16,987
              Net investment gains (losses)        (158,595)       -       18,731
              Other                                  20,322    16,459      35,993

                                                    128,883   211,209     235,305

            NONINTEREST EXPENSES
              Salaries and employee benefits        782,938   744,080     673,548
              Occupancy - net                        90,537    86,181      82,045
              Equipment                             201,248   189,016     193,913
              Other - Note 9                      1,064,349   657,620     594,103
                                                  2,139,072 1,676,897   1,543,609

                 Income (loss) before income taxes (306,397)  112,391    (133,961)

            PROVISION FOR INCOME TAXES - Note 10     -          -          -

                 Net income (loss)              $  (306,397) $112,391   $(133,961)

            NET INCOME (LOSS) PER SHARE             $  (.73) $    .27    $   (.32)








            See Notes to Financial Statements which are an integral part of these statements.

                               AIKEN COUNTY NATIONAL BANK
                           STATEMENTS OF SHAREHOLDERS' EQUITY
                  For the years ended December 31, 1994, 1993, and 1992


                                                                                  Net unrealized
                                                          Additional  Retained    holding loss on   Total
                                               Common      paid-in    earnings    investments      shareholders'
                                                stock      capital    (deficit)   available for sale    equity

            BALANCE, DECEMBER 31, 1991        $2,012,500  $1,985,117  $(274,621)  $      -            $3,722,996

              Net loss                               -        -        (133,961)         -              (133,961)

            BALANCE, DECEMBER 31, 1992         2,012,500   1,985,117   (408,582)         -             3,589,035

              Net income                             -        -         112,391          -               112,391

            BALANCE, DECEMBER 31, 1993         2,012,500   1,985,117   (296,191)         -             3,701,426

              Net loss                               -        -        (306,397)         -              (306,397)
              Change in net unrealized holding
               loss on investments available
               for sale                              -        -           -          (2,465)              (2,465)

            BALANCE, DECEMBER 31, 1994        $2,012,500  $1,985,117  $(602,588) $   (2,465)          $3,392,564


See Notes to Financial Statements which are an integral part of these statements.

                                AIKEN COUNTY NATIONAL BANK
                                 STATEMENTS OF CASH FLOWS


                                                                 For the years ended December 31,
                                                                   1994       1993        1992
           OPERATING ACTIVITIES
               Net income (loss)                                 $(306,397) $ 112,391   $(133,961)
              Adjustments to reconcile net income (loss)
                to net cash provided by operating activities
                Depreciation and amortization                      127,596     146,197    154,329
                Provision for loan losses                          140,000      52,170    375,237
                Provision for losses on other real estate owned    221,000      15,000       -
                Loss on other real estate owned transactions           815       3,897        -
                Amortization of investment premiums and accretion
                 of discounts                                        4,493         984    (3,285)
                Net investment realized (gains) losses             158,595         -     (18,731)
                (Increase) decrease in other assets and accrued
                  interest receivable                               45,036      29,886    24,381
                Increase (decrease) in other liabilities and
                  accrued interest payable                         100,188     (78,183) (170,775)

                    Net cash provided by operating activities      491,326     282,342   227,195

           INVESTING ACTIVITIES
              Net decrease in interest-bearing deposits in
              other banks                                              -           -      95,000
              Investments, available for sale
                Proceeds from sales                              2,289,415         -          -
              Investments, held to maturity
                Maturities                                         900,000   1,692,329  2,199,970
                Proceeds from sales                                  -           -      2,518,731
                Purchases                                         (599,022) (3,349,438)(5,502,966)
              Net (increase) decrease in loans                    (745,839)  1,080,273  1,959,069
              Proceeds from sale of other real estate owned         36,705      94,856        -
              Purchase of equipment                               (237,548)    (47,673)   (46,564)
                    Net cash provided by (used for) investing
                    activities                                   1,643,711    (529,653) 1,223,240

           FINANCING ACTIVITIES
              Net increase in deposits                             133,958   1,610,249  5,369,560
              Net decrease in certificates of deposit           (2,204,149) (2,949,245)(5,787,796)
              Repayment of obligations under capital leases        (24,423)   (107,365)  (105,160)

                    Net cash used for financing activities      (2,094,614) (1,446,361)  (523,396)
                    Net increase (decrease) in cash and cash
                    equivalents                                     40,423  (1,693,672)   927,039

           CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR        4,643,312   6,336,984  5,409,945

           CASH AND CASH EQUIVALENTS AT END OF YEAR             $4,683,735  $4,643,312 $6,336,984

           CASH PAID (RECEIVED) FOR
              Interest                                          $1,188,204  $1,488,090 $2,405,852
              Income taxes                                        $ 75,200   $(105,557)  $140,384

           NONCASH INVESTING ACTIVITY
              Additions to other real estate owned                $266,633   $  89,907   $693,762


              Acquisitions of equipment under capital lease            -        76,734        -

                                                                  $266,633   $ 166,641   $693,762

         See Notes to Financial Statements which are an integral part of these statements.

                             AIKEN COUNTY NATIONAL BANK
                           NOTES TO FINANCIAL STATEMENTS


         NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           Concentrations of credit risk
             The Bank makes loans to individuals and businesses located primarily in Aiken County, South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic segment.

           Investments
             The Bank adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (FASB 115), effective January 1, 1994. Under the Statement, investments that the Bank has the positive intent and ability to hold to maturity are classified as "held to maturity" investments and reported at amortized cost. Investments not classified as held to maturity are classified as "available for sale" investments and reported at fair value with unrealized holding gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

             Premiums and discounts on investments are amortized or accreted as adjustments to income over the estimated life of the security using a method approximating the level yield method. Gain or loss on the sale of investments is based on the specific identification method. The fair value of investments is based on quoted market prices or dealer quotes.

           Loans
             Loans are recorded at cost. Mortgage loans consist principally of conventional one-to four-family residential loans and interim and permanent financing of non-residential loans that are secured by real estate. Commercial loans are made primarily on the strength of the borrower's general credit standing, the ability to generate repayment from income sources and the collateral securing such loans. Consumer loans generally consist of home equity loans, second mortgage loans, automobile and other personal loans.

             In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment, and collateral liquidation as a secondary source of repayment. The Bank determines the need for collateral on a case-by-case basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic condition.

           Interest income on loans
             Interest on loans is accrued monthly based on the principal amount outstanding. The Bank places loans on non-accrual status when they become greater than ninety days delinquent and management has determined that collectibility of the accrued interest is doubtful. When a loan is placed in non-accrual status, all accrued interest receivable is reversed as a charge against income. When interest is received on a non-accrual loan, it is recognized as a principal reduction or interest income based upon management's determination of the loan's ultimate collectibility.



                                                                     (Continued)

           Allowance for loan losses
             The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses. Loans are charged against the allowance at such time as they are determined to be losses. Subsequent recoveries are credited to the allowance. Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

           Other real estate owned (OREO)
             OREO includes properties acquired in satisfaction of debt and loans considered to be in substance foreclosures. The properties are carried at the lower of cost or fair market value. Market values of real estate are reviewed regularly, and allowances for possible losses are established when the carrying values of real estate acquired in settlement of loans exceeds fair values less estimated costs to sell. Reductions in carrying value are recognized through charges to the allowance. The costs of maintaining and operating foreclosed properties are expensed as incurred.

           Premises and equipment
             Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets and on an accelerated basis for tax purposes. The estimated useful lives range from five to twelve years for furniture and equipment and thirty-one years for buildings.

           Income taxes
             Effective January 1, 1992, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS 109 replaces SFAS 96 beginning in 1993, with early implementation permitted. The Bank previously accounted for income taxes in accordance with Accounting Principles Board Statement Number 23. The adoption of FASB 109 required a change from the deferred method to the asset and liability method of accounting for income taxes. The impact of the adoption of SFAS 109 is not considered to be material and thus is not separately presented as a change in accounting principle.

             Under FASB 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for deferred tax assets that may not be realized.

           Net income (loss) per share
             Net income (loss) per share is computed on the basis of the weighted average number of common shares outstanding during the period. The weighted average number of shares outstanding during the years ended December 31, 1994, 1993 and 1992 was 417,500.

           Cash and cash equivalents
             For purposes of the Statements of Cash Flows, cash and cash equivalents are defined as cash working funds and federal funds sold.

                                                                     (Continued)

           Recently issued accounting standards
             The Financial Accounting Standards Board (FASB) has issued Statements of Financial Accounting Standards Nos. 107 and 114. Other proposed standards and exposure drafts which have been issued by the Accounting Standards Board are not expected to have a material impact. SFAS No. 107, titled "Disclosures about Fair Value of Financial Instruments" is effective for calendar year 1995. The standard requires disclosure of fair value of financial instruments for which it is practicable to estimate that value. SFAS No. 114, titled "Accounting by Creditors for Impairment of a Loan", amends the provisions of SFAS Nos. 5 and 15 regarding the accounting and presentation of impaired loans. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. The impact of the new standards has not yet been fully determined.

           Reclassifications
             Certain items in the financial statements for 1993 and 1992 have been reclassified to conform with the presentation for 1994. Such reclassifications had no effect on the net results of operations.


         NOTE 2 - MERGER

             On October 13, 1994, the Board of Directors signed an Agreement and Plan of Reorganization with Carolina First Corporation and Carolina First Bank. Upon approval of the shareholders of at least two-thirds of the outstanding stock of the Bank, Aiken County National Bank will be merged into Carolina First Bank. Upon the effective date of such merger, shareholders of the Bank will be entitled to receive 1.125 shares of Carolina First Corporation common stock for each share of Aiken County National Bank stock owned. The merger is subject to the approval of certain regulatory agencies in addition to shareholder approval. If approved, the merger is expected to occur in the second quarter of 1995.


         NOTE 3 - INVESTMENTS

                Available-for-sale - The amortized cost, gross holding gains and losses and fair values of securities available for sale consisted of the following:

                                                           Gross
                                         Amortized  unrealized holding
                                          cost      Gains    Losses   Fair value

         December 31, 1994:
           Securities
             U. S. Treasury Obligations   $598,287  $   -    $ 2,465  $ 595,822
             U. S. Agency Obligations      100,000      -        -      100,000

                                          $698,287  $   -    $ 2,465  $ 695,822


                                                                     (Continued)

                Held to Maturity - The amortized cost, gross unrealized holding gains and losses and fair values of investments held to maturity consisted of the following:
                                                        Gross
                                         Amortized  unrealized holding
                                          cost      Gains    Losses   Fair value
         December 31, 1994:
           Investments
             U. S. Treasury Obligations   $199,881  $   -    $    19  $ 199,862
             U. S. Agency Obligations    2,750,757       31        5  2,750,783
             Municipals - Tax exempt       599,178      -         25    599,153

                                          $3,549,816$    31  $    49  $3,549,798

         December 31, 1993:
           Investments
             U. S. Treasury Obligations   $797,085  $59,806  $   -    $ 856,891
             U. S. Government Agency
             Obligations                 6,204,499   55,583    2,468  6,257,614

                                        $7,001,584 $115,389  $ 2,468 $7,114,505

                The amortized cost and fair value of investments at December 31, 1994, by contractual maturity, follow:


                                            Held to Maturity     Available for Sale
                                         Amortized             Amortized
                                          cost      Fair value   cost    Fair value
           Investments
             Due in one year or less      $199,881   $199,862   $100,000 $ 100,000
             Due after one year through
             five years                  3,149,935  3,149,936    598,287   595,822
             Due after five years
             through ten years             200,000    200,000         -         -

               Total                    $3,549,816 $3,549,798   $698,287 $ 695,822


                Investments with an amortized cost of $299,741, and a fair value of $299,101, at December 31, 1994 were pledged as collateral for certain deposits.


         NOTE 4 - LOANS
                Loans consisted of the following:
                                                           DECEMBER 31,
                                                         1994        1993

           Commercial and agricultural              $ 11,030,898   $9,777,333
           Real estate construction                    1,185,355    1,569,111
           Real estate mortgage                        4,554,900    3,132,993
           Installment and consumer                    8,902,008   10,056,644
           Other                                       4,062,770    4,825,264

                                                      29,735,931   29,361,345
           Less allowance for loan losses                402,230      582,323

             Net loans                               $29,333,701  $28,779,022


                                                                     (Continued)

                Non-accrual loan information is as follows:
                                                               DECEMBER 31,
                                                              1994       1993

           Non-accrual loans                               $ 794,853  $1,539,110
           Interest revenue under original terms           $ 124,898  $  289,190
           Interest revenue recognized                     $     -    $    -

                Changes in the allowance for loan losses are summarized as follows:

                                                           DECEMBER 31,
                                                     1994      1993      1992
           Balance at beginning of year           $582,323   $621,278  $507,652
           Provision for loan losses               140,000     52,170   375,237
           Loan charge-offs                       (332,993)  (114,166) (290,377)
           Recoveries                               12,900     23,041    28,766

           Balance at end of year                 $402,230   $582,323  $621,278

                Contractual principal repayments at December 31, 1994 are approximately:

           Due in one year or less                                $25,198,931
           Due from one year to five years                          4,537,000

             As of December 31, 1994                              $29,735,931

                The Bank's loan portfolio consists of both fixed rate and variable rate loans at December 31, 1994 as follows:

           Fixed rate loans                                       $28,300,067
           Variable rate loans (indexed to prime rate)              1,435,864

                                                                  $29,735,931


         NOTE 5 - PREMISES AND EQUIPMENT

                Premises and equipment at December 31, is summarized as follows:

                                                              1994       1993

           Land                                          $    550,800  $ 550,800
           Building                                           742,437    742,437
           Furniture, fixtures and equipment                1,006,966  1,023,775

                                                            2,300,203  2,317,012
           Less accumulated depreciation                      638,061    740,823

                                                           $1,662,142 $1,576,189

                Depreciation expense, including amortization of leased property, for the years ended December 31, 1994, 1993 and 1992 was $127,596, $146,197 and $154,329, respectively.

         NOTE 6 - DEPOSITS

                Deposits are summarized as follows:
                                                            1994       1993
           Demand - Noninterest bearing                 $4,580,169   $3,317,771
           Demand - Interest bearing and savings        16,689,610   17,818,050
           Time
             $100,000 and over                           3,099,722    2,761,665
             Under $100,000                             13,652,252   16,194,458

               Total                                   $38,021,753  $40,091,944

                Scheduled maturities of time deposits at December 31, 1994 are approximately:

           One year or less                                       $14,573,000
           From one to five years                                   2,179,000

                                                                  $16,752,000


         NOTE 7 - COMMITMENTS AND CONTINGENCIES

                The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is essentially the same as that involved in extending loan facilities to customers. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Commitments to extend credit, including unused lines of credit, amounted to $3,758,000 at December 31, 1994.

                Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commitments under standby letters of credit amounted to $38,000 at December 31, 1994.

                The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Bank's financial position.


         NOTE 8 - UNUSED LINE OF CREDIT


                At December 31, 1994, the Bank had an unused $1,000,000 line of credit. This line is available on a one-to-seven day basis for general corporate purposes of the Bank. The lender has reserved the right to withdraw the line at their option.

         NOTE 9- OTHER EXPENSES

                A summary of the components of other expenses is as follows:

                                                For the years ended December 31,
                                                     1994      1993       1992

           Advertising                            $ 18,442  $  23,885  $ 14,107
           Printing, stationery and supplies        55,138     62,690    46,490
           Legal and professional fees             189,742    112,755    98,701
           Audits and examinations                 115,000      7,584    35,850
           Director fees                            45,300      1,500    80,700
           Insurance                                31,477     29,685    26,887
           Automatic teller machine (ATM) charges   30,396     23,692    29,839
           FDIC and Comptroller of Currency fees   127,331    124,873   115,132
           Telephone                                22,523     21,106    18,828
           Loss on other real estate owned         258,322     69,730       -
           Other                                   170,678    180,120   127,569

                                                  $1,064,349$ 657,620  $594,103


         NOTE 10 - INCOME TAXES

                The provision for income taxes is as follows:

                                                For the years ended December 31,
                                                    1994      1993       1992

           Income taxes payable (refundable)      $(1,165)  $(45,124)  $(37,493)
           Deferred income taxes                   1,165      45,124    37,493

           Provision for income taxes             $  -      $    -     $   -

                The provision for income taxes as of December 31, 1994 is reconciled to the amount of income taxes computed at the federal statutory rate as follows:

                                       1994            1993            1992
                                 Amount  Percent  Amount Percent  Amount Percent

         Tax expense (benefit) at
           statutory rates       $(104,175)(34)%  $38,213   34%   $(45,547)(34)%
         Reduction in taxes
           resulting from
           Surtax rate reduction    11,750   4    (11,750)  (9)    11,750    9
           Organizational costs        -           (8,588)  (7)    (8,588)  (7)
           Valuation allowance
            for net
            operating loss carry-
            forwards                68,340   22       -       -       -      -

           Other - Net              24,085    8   (17,875)  (18)   42,385   32

             Provision for
               income taxes     $     -       - % $   -       - % $   -      -%

                                                                     (Continued)

                The deferred income tax assets and liabilities at December 31, 1994 and 1993, consists of the following:

                                                           1994      1993
                                                        Deferred   Deferred
                                                       tax asset   tax asset
                                                      (liability) (liability)

           Bad debts                                   $  59,558  $  92,673
           Accrued expenses                               45,388       -
           Depreciation                                   (7,822)  (27,868)
           Cash basis adjustment                          14,088   (31,113)
           Net operating loss carryforward                56,467     6,300
           Other net                                     (23,694)      945

                                                         143,985    40,937
           Valuation allowance                          (143,985)  (40,937)

           Deferred taxes                              $    -     $    -

                Included in other assets is approximately $23,359 representing refundable federal income taxes as a result of the carryback of the 1994 and 1993 losses to 1991.

                At December 31, 1994, the Bank had net operating loss carryforwards of $201,000 for tax purposes, which expire in 1999.

         NOTE 11 - RELATED PARTY TRANSACTIONS

                Certain officers, directors, employees and companies in which they have ten percent or more beneficial ownership, were indebted to the Bank in the amount of $1,668,055 and $1,550,390 as of December 31, 1994 and 1993, respectively. Loans to these parties are made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons and, in the opinion of management, do not involve more than the normal risk of collectibility. An analysis of the activity for related party loans is summarized as follows:

                                                      For the years ended
                                                           December 31,
                                                         1994       1993

             Balance, beginning of year             $ 1,550,390  $ 1,652,615
             Loan advances                            1,271,435    2,251,623
             Loan repayments                         (1,194,757)  (2,598,757)
             Other changes                               40,987      244,909

             Balance, end of year                    $1,668,055   $1,550,390

         NOTE 12 - EMPLOYEE BENEFIT PLAN

                The Bank maintains an Employee Savings Plan qualified under
         Section 401(k) of the Internal Revenue Code. The Bank matches employee contributions at 50%, up to 6.0% of salary. Employees of the Bank with one or more years service are eligible to participate in the Plan. The amount charged to expense was $10,856, $9,029 and $11,992 for 1994, 1993 and 1992, respectively. The Plan also has a provision for discretionary profit-sharing upon the approval by the Board of Directors, should certain profitability goals be attained. No contributions were made in 1994, 1993 and 1992.

                In October, 1992, the Board of Directors approved a 15,000 share stock option at $10 per share to an officer of the Bank for an exercise period of ten years to exercise the option.


         NOTE 13 - REGULATORY MATTERS

                The Bank is currently operating under regulatory supervision through an agreement between the Board of Directors and the Office of the Comptroller of the Currency. The agreement requires the Board to make certain changes and improvements in the areas of credit administration, loan underwriting, internal controls and regulatory compliance and to decrease the level of classified and nonperforming loans. To date, the Board is in partial compliance with the regulatory agreement.

                The Bank is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings, as defined, plus the retained earnings, as defined, from the prior two years. At December 31, 1994, the Bank could not declare dividends without approval of the Comptroller of the Currency.

                The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon a percentage of deposits. The average amounts of these reserve balances for the year ended December 31, 1994 and 1993 were approximately $176,000 and $168,000.

                The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Tier I capital to adjusted total assets (leverage capital ratio), and minimum ratios of Tier I capital and total capital to risk-weighted assets. To be considered adequately capitalized under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier I leverage, Tier I risk-based, and total risk-based ratios as set forth in the table. The Bank's required minimum and actual capital ratios as of December 31, 1994 are as follows:

                                                          Required
                                                          Minimum  Actual

         Tier I Leverage Capital                           6.5%      8.0%
         Tier I Risk-based Capital                         9.5%      9.9%
         Total Risk-based Capital                          8.0%     11.1%

                Management believes, as of December 31, 1994, that the Bank meets all capital requirements.

ANNEX 2

         CAROLINA FIRST CORPORATION AND SUBSIDIARIES
       SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 DECEMBER 31, 1994 AND 1993

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Board of Directors and Shareholders
Carolina First Corporation
Greenville, South Carolina
     We have audited the supplemental consolidated balance sheets of Carolina First Corporation and subsidiaries as of December 31, 1994 and 1993, and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger of Aiken County National Bank on April 10, 1995, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to consummated business combinations accounted for by the pooling of interests method in the financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Carolina First Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated finanical statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina First Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.
                                      ELLIOTT, DAVIS & COMPANY, L.L.P.
Greenville, South Carolina
April 24, 1995
                                      F-1

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                                            DECEMBER 31,
                                                                                                          1994         1993
                                                                                                          ($ IN THOUSANDS,
                                                                                                         EXCEPT SHARE DATA)
ASSETS
  Cash and due from banks...........................................................................   $   57,250    $ 28,705
  Federal funds sold and securities purchased under resale agreements...............................        2,980      57,470
  Securities
     Trading........................................................................................        1,155         250
     Available for sale.............................................................................       50,344      64,871
     Held for investment (market value $66,418 in 1994 and $57,140 in 1993).........................       69,806      56,607
       Total securities.............................................................................      121,305     121,728
     Loans held for sale............................................................................       71,695       7,700
     Loans..........................................................................................      824,783     589,040
       Less unearned income.........................................................................         (873)     (2,221)
       Less allowance for loan losses...............................................................       (5,669)     (6,270)
          Net loans.................................................................................      889,936     588,249
  Premises and equipment............................................................................       38,504      30,566
  Accrued interest receivable.......................................................................        7,286       5,054
  Other assets......................................................................................       44,461      28,601
                                                                                                       $1,161,722    $860,373
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities
  Deposits
     Noninterest-bearing............................................................................   $  124,530    $ 71,094
     Interest-bearing...............................................................................      838,940     693,583
       Total deposits...............................................................................      963,470     764,677
  Federal funds purchased and securities sold under repurchase agreements...........................       33,986      16,725
  Other short-term borrowings.......................................................................       72,052          54
  Long-term debt....................................................................................        1,162       1,214
  Accrued interest payable..........................................................................        3,900       3,144
  Other liabilities.................................................................................        4,718       7,988
       Total liabilities............................................................................    1,079,288     793,802
  Commitments and Contingent Liabilities
  Shareholders' Equity
  Preferred stock -- no par value; authorized 10,000,000 shares; issued and outstanding 920,000 shares (Series 1994), 621,000 shares (Series 1993) and 60,000 shares (Series 1993B) in 1994 and
     621,000 shares (Series 1993) and 60,000 shares (Series 1993B) in 1993; liquidation preference
     $25 per share (Series 1994 and 1993) and $20 per share (Series 1993B)..........................       37,014      15,662
  Common stock -- par value $1 per share; authorized 20,000,000 shares; issued and outstanding
     5,034,060 shares in 1994 and 4,732,537 shares in 1993..........................................        5,034       4,733
  Surplus...........................................................................................       42,582      38,957
  Retained earnings.................................................................................         (130)      8,104
  Nonvested restricted stock........................................................................       (1,083)       (709)
  Guarantee of ESOP debt............................................................................         (126)       (176)
  Unrealized loss on securities available for sale..................................................         (857)         --
       Total shareholders' equity...................................................................       82,434      66,571
                                                                                                       $1,161,722    $860,373

    See Notes to Supplemental Consolidated Financial Statements which are an integral part of these statements.
                                      F-2

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                                          1994          1993          1992
                                                                                        ($ IN THOUSANDS, EXCEPT SHARE DATA)
INTEREST INCOME
  Interest and fees on loans........................................................   $   67,911    $   44,617    $   37,338
  Interest on securities
     Taxable........................................................................        5,197         6,076         3,462
     Exempt from Federal income taxes...............................................        1,002           475           296
       Total interest on securities.................................................        6,199         6,551         3,758
     Interest on federal funds sold and securities purchased under resale
      agreements....................................................................          512           591           606
       Total interest income........................................................       74,622        51,759        41,702
INTEREST EXPENSE
  Interest on deposits..............................................................       29,393        22,639        22,096
  Interest on short-term borrowings.................................................        1,638           427           128
  Interest on long-term debt........................................................          120           120           110
       Total interest expense.......................................................       31,151        23,186        22,334
     Net interest income............................................................       43,471        28,573        19,368
PROVISION FOR LOAN LOSSES...........................................................        1,090           961         1,828
     Net interest income after provision for loan losses............................       42,381        27,612        17,540
NONINTEREST INCOME
  Service charges on deposit accounts...............................................        3,930         2,717         1,632
  Mortgage banking income...........................................................        1,638         1,788         1,274
  Fees for trust services...........................................................          919           542           305
  Gain on sale of securities........................................................           75           662           535
  Sundry............................................................................        1,425           755           (55)
       Total noninterest income.....................................................        7,987         6,464         3,691
NONINTEREST EXPENSES
  Salaries and wages................................................................       14,470        10,165         6,495
  Employee benefits.................................................................        4,239         2,301         1,428
  Occupancy.........................................................................        3,638         2,215         1,421
  Furniture and equipment...........................................................        2,443         1,747         1,346
  Sundry............................................................................       15,588        10,427         6,998
  Credit card restructuring charges.................................................       12,214            --            --
       Total noninterest expenses...................................................       52,592        26,855        17,688
     Income (loss) before income taxes..............................................       (2,224)        7,221         3,543
  Income taxes......................................................................          (49)        2,173         1,160
     Net income (loss)..............................................................       (2,175)        5,048         2,383
  Dividends on preferred stock......................................................        2,433         1,930           625
     Net income (loss) applicable to common shareholders............................   $   (4,608)   $    3,118    $    1,758
PER COMMON SHARE DATA*
     Net income (loss)..............................................................   $    (0.93)   $     0.82    $     0.47
     Cash dividends.................................................................   $     0.21    $     0.05    $       --
     Average common shares..........................................................    4,974,087     3,784,599     3,743,504

    See Notes to Supplemental Consolidated Financial Statements which are an integral part of these statements.
* Per share data have been restated to reflect 5% stock dividends.
                                      F-3

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                                              1994        1993         1992
                                                                                                    ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)...................................................................   $ (2,175)   $   5,048    $  2,383
  Adjustments to reconcile net income (loss) to net cash provided by
     (used for) operations
     Depreciation........................................................................      2,680        1,822       1,456
     Amortization of intangibles.........................................................      2,485          902         462
     Provision for loan losses...........................................................      1,090          961       1,828
     Provision for deferred taxes........................................................         74         (222)       (206)
     Gain on sale of securities..........................................................        (75)        (662)       (535)
     Unrealized (gain) loss on securities................................................         --         (199)        199
     Originations of mortgage loans held for sale........................................    (49,562)     (81,076)    (22,538)
     Proceeds from sale of mortgage loans held for sale..................................     55,099       80,177      15,737
     Proceeds from sale of trading securities............................................    420,378        1,075          --
     Proceeds from maturity of trading securities........................................     31,176           --          --
     Purchase of trading securities......................................................   (452,459)      (1,325)         --
     Mortgage loans sold in process of collection........................................         --           --      (6,830)
     Increase in accrued interest receivable.............................................     (2,232)        (788)       (159)
     Increase (decrease) in accrued interest payable.....................................        756          335        (209)
     (Increase) decrease in other assets.................................................    (16,859)         285      (1,776)
     Premiums paid on acquired credit cards..............................................         --       (1,023)     (1,377)
     Increase (decrease) in other liabilities............................................     (3,256)       5,514         519
     Federal Home Loan Bank stock dividend...............................................       (150)         (68)        (77)
       Net cash provided by (used for) operating activities..............................    (13,030)      10,756     (11,123)
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of securities.......................................................         --           --      34,929
  Proceeds from sale of securities available for sale....................................     26,420       67,285          --
  Proceeds from maturity of securities...................................................         --           --      27,451
  Proceeds from maturity of securities available for sale................................    159,767      219,720          --
  Proceeds from maturity of securities held for investment...............................      8,110        1,863       4,719
  Purchase of securities.................................................................         --           --     (84,044)
  Purchase of securities available for sale..............................................   (169,698)    (276,940)         --
  Purchase of securities held for investment.............................................    (24,310)     (48,624)     (5,503)
  Net decrease (increase) in federal funds sold and securities purchased under resale
     agreements..........................................................................     54,490      (51,234)      9,700
  Purchase of loans......................................................................         --      (16,265)     (5,359)
  Net increase in loans..................................................................   (266,180)    (117,926)    (44,654)
  Proceeds from sale of premises and equipment...........................................        424          474         871
  Capital expenditures...................................................................    (11,028)     (12,033)     (1,490)
     Net cash used for investing activities..............................................   (222,005)    (233,680)    (63,380)
CASH FLOWS FROM FINANCING ACTIVITIES
  Acquired deposits (net)................................................................     97,735      196,840          --
  Net increase in deposits...............................................................     57,618        3,726      68,574
  Net increase in federal funds purchased and securities sold under repurchase
     agreements..........................................................................     17,261       14,188          84
  Issuance (payments) of borrowed funds..................................................     71,921         (161)       (407)
  Issuance of preferred stock............................................................     21,352       14,462      10,319
  Redemption of preferred stock..........................................................         --          (92)         --
  Cash dividends paid....................................................................     (2,936)      (1,777)       (385)
  Other common stock activity............................................................        629           30          --
  Net cash provided by financing activities..............................................    263,580      227,216      78,185
Increase in cash and due from banks......................................................     28,545        4,292       3,682
Cash and due from banks at beginning of year.............................................     28,705       24,413      20,731
Cash and due from banks at end of year...................................................   $ 57,250    $  28,705    $ 24,413

    See Notes to Supplemental Consolidated Financial Statements which are an integral part of these statements.
                                      F-4

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                           RETAINED
                                                                                                           EARNINGS
                                                          SHARES OF      PREFERRED    COMMON                 AND
                                                         COMMON STOCK      STOCK      STOCK     SURPLUS     OTHER*      TOTAL
                                                                                   ($ IN THOUSANDS)
BALANCE, DECEMBER 31, 1991............................     3,290,168     $      --    $3,289    $26,190    $ 6,119     $35,598
  Net income..........................................            --            --       --          --      2,383       2,383
  Issuance of Series 1992 preferred stock.............            --        10,319       --          --         --      10,319
  Common stock issued pursuant to:
     Stock dividend...................................       139,505            --      140       1,186     (1,334 )        (8)
     Restricted stock plan............................        21,787            --       22         195       (217 )        --
  Cash dividends paid/accrued by Carolina First:
     Preferred stock..................................            --            --       --          --       (625 )      (625)
  Vesting recognized as salary expense................            --            --       --          --         97          97
  Payment on ESOP debt................................            --            --       --          --         50          50
BALANCE, DECEMBER 31, 1992............................     3,451,460        10,319    3,451      27,571      6,473      47,814
  Net income..........................................            --            --       --          --      5,048       5,048
  Issuance of Series 1993 preferred stock.............            --        14,462       --          --         --      14,462
  Issuance of Series 1993B preferred stock............            --         1,200       --          --         --       1,200
  Conversion and redemption of Series 1992 preferred
     stock............................................     1,089,674       (10,319)   1,090       9,137         --         (92)
  Common stock issued pursuant to:
     Stock dividend...................................       147,458            --      147       1,770     (1,926 )        (9)
     Restricted stock plan............................        35,500            --       36         409       (445 )        --
  Dividend reinvestment plan..........................         4,104            --        4          45         --          49
  Exercise of stock options...........................         4,341            --        4          26         --          30
Cash dividends paid/accrued by Carolina First:
  Preferred stock.....................................            --            --       --          --     (1,930 )    (1,930)
  Common stock........................................            --            --       --          --       (214 )      (214)
  Vesting recognized as salary expense................            --            --       --          --        163         163
  Payment on ESOP debt................................            --            --       --          --         50          50
BALANCE, DECEMBER 31, 1993............................     4,732,537        15,662    4,732      38,958      7,219      66,571
  Net loss............................................            --            --       --          --     (2,175 )    (2,175)
  Issuance of Series 1994 preferred stock.............            --        21,444       --          --         --      21,444
  Common stock issued pursuant to:
     Stock dividend...................................       214,380            --      214       2,466     (2,689 )        (9)
     Restricted stock plan............................        40,700            --       42         569       (611 )        --
     Dividend reinvestment plan.......................        44,055            --       44         559         --         603
     Employee stock purchase plan.....................         2,247            --        2          29         --          31
     Exercise of stock options........................           141            --       --           1         --           1
  Cash dividends paid/accrued by Carolina First:
     Preferred stock..................................            --            --       --          --     (2,433 )    (2,433)
     Common stock.....................................            --            --       --          --       (936 )      (936)
  Treasury shares purchased...........................            --           (92)      --          --         --         (92)
  Vesting recognized as salary expense................            --            --       --          --        236         236
  Payment on ESOP debt................................            --            --       --          --         50          50
  Unrealized loss on securities available for sale....            --            --       --          --       (857 )      (857)
BALANCE, DECEMBER 31, 1994............................     5,034,060     $  37,014    $5,034    $42,582    $(2,196 )   $82,434

    See Notes to Supplemental Consolidated Financial Statements which are an integral part of these statements.
* Other includes unrealized loss on securities available for sale, nonvested restricted stock and guarantee of ESOP debt.
                                      F-5

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Carolina First Corporation (the "Company") and its wholly-owned subsidiaries, Carolina First Bank (the "Bank"), Carolina First Savings Bank, F.S.B. (the "Savings Bank"), and Carolina First Mortgage Company (the "Mortgage Company"). All significant intercompany accounts and transactions have been eliminated.
     CONCENTRATIONS OF CREDIT RISK -- The Company makes loans to individuals and small businesses for various personal and commercial purposes throughout South Carolina. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic segment.
     SECURITIES -- Management determines the appropriate classification of securities at the time of purchase. Securities, primarily debt securities, are classified as trading securities, securities available for sale and securities held for investment, defined as follows:
          Trading securities are carried at market value. The Company's policy is to acquire trading securities only to facilitate their sale to customers. Adjustments for unrealized gains or losses are included in noninterest income.
          Securities available for sale are carried at market value. Such securities are used to execute asset/liability management strategy and to manage liquidity. Adjustments for unrealized gains or losses are made through the equity account.
          Securities held for investment are stated at cost, net of the amortization of premiums and the accretion of discounts. The Company intends to and has the ability to hold such securities until maturity.
          Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
     LOANS -- The Bank and the Savings Bank recognize interest on loans using the interest method. Income on certain installment loans is recognized using the "Rule of 78's" method. The results from the use of the "Rule of 78's" method are not materially different from those obtained by using the interest method. The recognition of interest income is discontinued when, in management's judgment, the interest is not collectible in the normal course of business.
     The premium or discount on purchased loans is amortized over the expected life of the loans and is included in interest and fees on loans.
     LOANS HELD FOR SALE -- Loans held for sale include mortgage loans and credit card loans and are carried at the lower of aggregate cost or market value.
     LOAN SALES AND SERVICING FEES -- Gains or losses on sales of loans are recognized at the time of sale and are determined by the difference between net sales proceeds and the carrying value of the loans sold. When loans are sold with servicing rights retained, additional gains or losses are realized if the actual servicing fees to be received differ from the normal servicing fees. Normal service fees are recognized as income in the period earned.
     Loan servicing rights purchased are recorded at lower of cost or market. The Company amortizes the estimated future reduction in the value of purchased and excess mortgage servicing rights based upon quarterly external valuations. Such valuations are projected using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights.
     ALLOWANCE FOR LOAN LOSSES -- The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses. Loans are charged against the allowance at such time as they are determined to be losses. Subsequent recoveries are credited to the allowance. Management considers the year end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.
                                      F-6

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued
     PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives of the assets primarily using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the improvement or the terms of the respective lease.
     Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred.
     INTANGIBLE ASSETS -- Intangible assets consist primarily of goodwill and core deposit premiums resulting from the Company's branch acquisitions. On an ongoing basis, the Company evaluates the carrying value of these intangible assets and charges to expense any difference between the carrying value and the estimated fair market value.
     Amortization for intangibles is generally provided by using the straight-line method over the estimated economic lives of the various assets, ranging from 9 to 25 years.
     During 1994, the Company reevaluated the estimated economic lives and amortization methods for its intangible assets. As a result of this reevaluation, core deposit intangibles are being amortized over 10 years (previously 15 years) using the sum-of-the-years' digits method (previously straight-line method). Goodwill is being amortized over 25 years (previously 15 years) using the straight-line method. The effect of this change is not significant.
     OTHER REAL ESTATE OWNED -- Other real estate owned, included in other assets, is comprised of real estate properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair market value at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs that may be required to the carrying value of these properties are charged to other expenses. Gains and losses realized from the sale of other real estate owned are included in noninterest income.
     LOAN ORIGINATION FEES -- The Company accounts for loan origination and commitment fees and related direct costs in accordance with Statement of Financial Accounting Standards ("SFAS") 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Origination fees received and direct costs incurred are amortized to interest income over the contractual lives of the loans, adjusted for repayments, using the level yield method. Loan commitment fees received to originate or purchase loans are offset against the direct costs incurred to make such commitments. The net amount is deferred and upon exercise is recognized over the life of the related loan as a yield adjustment. If the commitment expires unexercised, the net deferred amount is recognized.
     INCOME TAXES -- Effective January 1, 1992, the Company adopted the provisions of SFAS 109, "Accounting for Income Taxes." The pronouncement requires an asset and liability approach for financial accounting and reporting for income taxes. The adoption of SFAS 109 had no effect on the financial statements and, accordingly, is not presented as a change in an accounting principle.
     Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences. Rehabilitation investment tax credits are accounted for by the use of the flow-through method.
     RECLASSIFICATIONS -- Certain amounts for prior years have been reclassified to conform with statement presentations for 1994. These reclassifications have no affect on previously reported net income.
     STATEMENTS OF CASH FLOWS -- Cash includes currency and coin, cash items in process of collection and due from banks. Interest paid on deposits and short-term borrowings amounted to approximately $30,394,000, $22,851,000 and $22,969,000 in 1994, 1993 and 1992, respectively. Income tax payments of $2,653,000 were made in 1994, $1,882,000 in 1993 and $994,000 in 1992.
     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 provides for the use of present value
                                      F-7

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued accounting to determine the reserve for possible credit losses on certain loans, including loans that have been modified as part of a troubled debt restructuring. The impact of the new statement, effective for fiscal years beginning after December 15, 1994, has not yet been determined, but is not expected to have a material impact on the Company's financial position or results of operations.
     In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS 118 amends SFAS 114 in the areas of disclosure requirements and methods for recognizing interest income on an impaired loan. The Statement is effective concurrent with the effective date of SFAS 114.
     In May 1993, the FASB issued SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 provides for the classification of investment securities into three categories -- trading, available for sale and held for investment. Trading and available for sale securities are reported at market value in the balance sheet with unrealized gains and losses to be reported in income (for trading securities) or shareholders' equity (for available for sale securities). The Company adopted SFAS 115 on January 1, 1994.
     The FASB has also issued an exposure draft, "Accounting for the Impairment of Long-Lived Assets," which proposes standards for the identification of long-lived assets, identifiable intangibles and goodwill that may need to be written down because of an entity's inability to recover the assets' carrying values. The periodic effect of the adoption of this standard on net income has not been fully determined. This proposed standard would apply for fiscal years beginning after December 15, 1994 with earlier application encouraged.
     In October 1994, the FASB issued SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS 119 requires disclosures about Derivative Financial Instruments. The Company has no such securities. SFAS 119 also amends SFAS 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk" and SFAS 107, "Disclosures about Fair Value of Financial Instruments" for certain disclosure requirements which have a minimal impact on the Company.
2. STATEMENT PRESENTATION
     The supplemental consolidated financial statements give retroactive effect to the pooling of interests merger of Aiken County National Bank on April 10, 1995 (see Note 5). As a result, the supplemental consolidated balance sheets as of December 31, 1994 and 1993, and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, are presented as if the combining companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of the consolidated financial statements for the period that includes the date of the acquisition. The supplemental consolidated statements of changes in shareholders' equity reflect the accounts of the Company as if the additional common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Company included in the Company's 1994 annual report on Form 10-K and of Aiken County National Bank included in this Form 8-K.
3. SUBSEQUENT EVENTS
     On January 24, 1995, the Bank securitized approximately $100,000,000 of credit card receivables. This transaction will be recorded as a sale in accordance with SFAS 77 "Reporting by Transferor for Transfer of Receivables with Recourse." Recourse obligations related to this transaction are not material. Excess servicing fees related to the securitization are recorded during the life of the transaction. The excess servicing fee is based upon the difference between finance charges received from the cardholder less the yield paid to investors, credit losses and a nominal servicing fee. On March 31, 1995, the Company sold purchased mortgage servicing rights associated with $435 million in loans, which resulted in a gain of approximately $2 million.
                                      F-8

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
4. RESTRUCTURING CHARGES
     During the fourth quarter of 1994, the Company announced a restructuring that initiated a program of credit card securitization, wrote down related intangible assets, and merged the Savings Bank into the Bank. Restructuring and nonrecurring charges related to this plan amounted to $12,214,000 pre-tax ($9,415,000 after-tax).
     The Company incurred credit card restructuring charges of $12,214,000 pre-tax ($8,410,000 after-tax) primarily from the write-down of intangible assets and charges associated with the origination of credit card accounts. As part of the merger of the Savings Bank into the Bank, the Company incurred income taxes of $1,005,000 due to the different tax treatment accorded the allowance for loan losses at the Savings Bank.
5. BUSINESS COMBINATIONS
     In March 1993, the Bank acquired certain assets and assumed certain liabilities of 13 South Carolina branches of Republic National Bank. The Bank acquired $31,239,000 in loans, $6,400,000 in premises and equipment, and $204,863,000 in deposit liabilities. The total premium paid for the acquisitions was approximately $6,929,000.
     On September 30, 1993, the Company acquired, for 60,000 shares of Convertible Preferred Stock Series 1993B ("Series 1993B Preferred Stock"), all of the outstanding stock of First Sun Mortgage Corporation, a South Carolina corporation which engaged in mortgage banking activities. The Company changed the name of First Sun Mortgage Corporation to Carolina First Mortgage Company. The value of the Series 1993B Preferred Stock on the date of acquisition was determined to be $1,200,000. Total cost of the acquisition in excess of the fair value of net assets acquired aggregated approximately $3,070,000.
     On December 31, 1993, the Bank acquired certain assets and assumed certain liabilities of three Columbia, South Carolina branches of Bay Savings Bank, F.S.B. (formerly Omni Savings Bank, F.S.B.). The Bank assumed deposit liabilities of $38,489,000 and acquired $143,000 in loans. The total premium paid for the acquisition was approximately $1,068,000.
     On April 29, 1994, the Bank purchased the insured deposits of Citadel Federal Savings and Loan Association ("Citadel Federal") from the Resolution Trust Corporation, as receiver for Citadel Federal. This acquisition resulted in the acquisition of one branch office in Charleston, South Carolina, with deposits of approximately $5,849,000, on which a premium of approximately $533,000 was paid.
     On May 2, 1994, the Bank and the Savings Bank acquired six branches from Republic National Bank. The acquired branches are located in Columbia, Edgefield, Johnston, Bennettsville, Lake City and McColl. In addition, the Bank acquired only the deposits and select loans from Republic National Bank's main office branch in Columbia. With this transaction, the Bank and the Savings Bank acquired loans of approximately $37,511,000 and deposits of about $135,326,000, on which a premium of approximately $5,400,000 was paid.
     The above acquisitions were accounted for under the purchase method of accounting. The results of operations of the above acquisitions have been included in the consolidated financial statements since the acquisition date.
     On October 13, 1994, the Bank entered into a definitive agreement with Aiken County National Bank ("Aiken County National") for the merger of Aiken County National into the Bank. The Bank acquired all the outstanding common shares of Aiken County National in exchange for 452,813 shares of the Company's common stock. At December 31, 1994,. Aiken County National has assets of approximately $42 million, loans of $29 million and deposits of $38 million. The Aiken County National merger was consummated on April 10, 1995 and accounted for as a pooling of interests. The Company's historical financial statements have been restated herein for the Aiken County National merger.
     On November 14, 1994, the Bank entered into a definitive agreement with Midlands National Bank ("Midlands") for the merger of Midlands into the Bank. The Bank will acquire all the outstanding common shares of Midlands in exchange for approximately 584,000 shares of the Company's common stock (assuming no dissenter's rights are exercised). Midlands has assets of approximately $43 million, loans of $28 million and deposits of $39 million. This transaction has received regulatory approval but is still subject to Midlands shareholder approval and is expected to be completed during the second quarter of 1995. The Midlands merger will be accounted for as a pooling of interests.
                                      F-9

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
5. BUSINESS COMBINATIONS -- Continued
     The Company has applied for and received regulatory approval to merge the Savings Bank into the Bank. This merger was completed February 3, 1995.
6. RESTRICTIONS ON CASH AND DUE FROM BANKS
     The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon a percentage of deposits. The average amounts of these reserve balances for the years ended December 31, 1994 and 1993, were approximately $6,927,000 and $4,853,000, respectively.
7. SECURITIES
     The aggregate book and market values of securities at December 31 were as follows:

                                                                                                         1994
                                                                                         BOOK     GROSS    UNREALIZED    MARKET
                                                                                        VALUE     GAINS      LOSSES       VALUE
                                                                                                   ($ IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. treasury securities............................................................   $ 22,091   $--        $  575      $21,516
Obligations of U.S. government agencies and corporations............................     27,512    --           633       26,879
Corporate bonds.....................................................................      1,999    --            50        1,949
Total securities available for sale.................................................   $ 51,602   $--        $1,258      $50,344
SECURITIES HELD FOR INVESTMENT:
U.S. treasury securities............................................................   $  6,189   $--        $  537      $ 5,652
Obligations of U.S. government agencies and corporations............................     42,936    --         1,852       41,084
Obligations of states and political subdivisions....................................     20,628      19       1,018       19,629
Other bonds.........................................................................         53    --            --           53
Total securities held for investment................................................   $ 69,806   $  19      $3,407      $66,418
                                                                                                         1993
                                                                                         BOOK     GROSS    UNREALIZED    MARKET
                                                                                        VALUE     GAINS      LOSSES       VALUE
                                                                                                   ($ IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. treasury securities............................................................   $ 11,521   $  12      $   10      $11,523
Obligations of U.S. government agencies and corporations............................     51,353      61          57       51,357
Corporate bonds.....................................................................      1,997    --             6        1,991
Total securities available for sale.................................................   $ 64,871   $  73      $   73      $64,871
SECURITIES HELD FOR INVESTMENT:
U.S. treasury securities............................................................   $  4,793   $  60      $    7      $ 4,846
Obligations of U.S. government agencies and corporations............................     37,636     288          33       37,891
Obligations of states and political subdivisions....................................     11,907     240          14       12,133
Corporate bonds.....................................................................      2,271    --             1        2,270
Total securities held for investment................................................   $ 56,607   $ 588      $   55      $57,140

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
7. SECURITIES -- Continued
     The book value and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Market value of securities is determined using quoted market prices.

                                                                                                           BOOK       MARKET
                                                                                                           VALUE       VALUE
                                                                                                           ($ IN THOUSANDS)
Due in one year or less...............................................................................   $  45,640   $  44,596
Due after one year through five years.................................................................      55,428      52,701
Due after five years through ten years................................................................       9,751       9,196
Due after ten years...................................................................................      10,589      10,269
Total securities......................................................................................   $ 121,408   $ 116,762

     Gross realized gains and losses on sales of securities were:

                                                                                                         1994    1993    1992
                                                                                                           ($ IN THOUSANDS)
Gross realized gains..................................................................................   $252    $955    $623
Gross realized losses.................................................................................   (177)   (293)    (88)
Net gain on sale of securities........................................................................   $ 75    $662    $535

     The change in the net unrealized loss on securities available for sale for the year ended December 31, 1994 was $857,000, net of applicable income taxes of $401,000. Securities with an approximate book value of $89,844,000 and $85,533,000 at December 31, 1994 and 1993, respectively, were pledged to secure public deposits and for other purposes. Estimated market values of securities pledged were $85,894,000 and $86,226,000 at December 31, 1994 and 1993,
respectively.
8. LOANS AND ALLOWANCE FOR LOAN LOSSES
     The following is a summary of loans outstanding by category at December 31:

                                                                                                           1994        1993
                                                                                                           ($ IN THOUSANDS)
Real estate -- mortgage...............................................................................   $198,590    $148,888
Real estate -- construction...........................................................................     23,103      21,242
Commercial and industrial.............................................................................    175,221     132,530
Commercial and industrial secured by real estate......................................................    268,628     150,764
Loans to individuals for household, family and other personal expenditures............................    154,375     134,124
Loans held for sale...................................................................................     71,695       7,700
All other loans, including overdrafts.................................................................      4,866       1,492
Gross loans...........................................................................................    896,478     596,740
Less unearned income..................................................................................       (873)     (2,221)
Less allowance for loan losses........................................................................     (5,669)     (6,270)
Net loans.............................................................................................   $889,936    $588,249

     Directors, executive officers and associates of such persons were customers of and had transactions with the Company in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made under normal credit terms and did not involve more than normal risk of collection. The aggregate dollar amount of these loans was approximately $10,145,000 and $10,911,000 at December 31, 1994 and 1993, respectively. During
1994, new loans of approximately $4,177,000 were made, and payments totaled approximately $4,943,000.
                                      F-11

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
8. LOANS AND ALLOWANCE FOR LOAN LOSSES -- Continued
     At December 31, 1994 and 1993, loans included $1,807,000 and $2,097,000, respectively, on which interest was not being accrued. At December 31, 1994, loans included $675,000 in restructured loans. Foregone interest income was approximately $178,000 in 1994, $507,000 in 1993 and $407,000 in 1992.
Foreclosure loans included in other real estate owned amounted to $517,000 and $1,021,000 at December 31, 1994 and 1993, respectively.
     Transactions in the allowance for loan losses were:

                                                                                                  1994       1993       1992
                                                                                                       ($ IN THOUSANDS)
Balance at beginning of year..................................................................   $ 6,270    $ 4,884    $ 4,235
Valuation allowance for loans purchased.......................................................     1,078      1,811        255
Provision for loan losses.....................................................................     1,090        961      1,828
Recoveries on loans previously charged off....................................................       126         49         83
Loans charged off.............................................................................    (2,895)    (1,435)    (1,517)
Balance at end of year........................................................................   $ 5,669    $ 6,270    $ 4,884

9. PREMISES AND EQUIPMENT
     Premises and equipment at December 31 are summarized as follows:

                                                                                                            1994       1993
                                                                                                            ($ IN THOUSANDS)
Land....................................................................................................   $ 5,502    $ 4,799
Buildings...............................................................................................    19,613     14,251
Furniture, fixtures and equipment.......................................................................    16,454     12,122
Leasehold improvements..................................................................................     6,469      5,872
Construction in progress................................................................................       420        712
                                                                                                            48,458     37,756
Less accumulated depreciation and amortization..........................................................    (9,954)    (7,190)
                                                                                                           $38,504    $30,566

     Depreciation and amortization charged to operations totaled $2,680,000, $1,822,000 and $1,456,000 in 1994, 1993 and 1992, respectively.
     At December 31, 1994, approximately $2,145,000 of land and buildings is pledged as collateral for long-term debt obligations (Note 16).
10. INTANGIBLE ASSETS
     Intangible assets, net of accumulated amortization, at December 31 are included in other assets and summarized as follows:

                                                                                     1994       1993
                                                                                    ($ IN THOUSANDS)
Goodwill........................................................................   $  9,123   $  5,791
Core deposit premium............................................................     11,125      8,820
Credit card premium.............................................................        345      2,244
                                                                                   $ 20,593   $ 16,855

     Goodwill arising from acquisitions is being amortized on a straight-line basis over 25 years. Core deposit premiums are being amortized using the sum-of-the-years' digits method over 10 years. Credit card premiums are amortized over their estimated useful economic lives primarily over nine years. Goodwill, core deposit and credit card premium amortization
                                      F-12

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
10. INTANGIBLE ASSETS -- Continued
charged to operations was $2,485,000, $902,000 and $462,000 for the years ended December 31, 1994, 1993 and 1992, respectively.
11. MORTGAGE OPERATIONS
     Purchased servicing rights and excess servicing rights derived from the sale of loans which are included in other assets at December 31 are summarized as follows:

                                                                                       1994      1993
                                                                                      ($ IN THOUSANDS)
Purchased servicing rights.........................................................    $8,655   $ 3,334
Excess servicing rights............................................................        34        54

     The Company paid $6,665,000 for servicing rights to approximately $222,697,000 of loans in 1994. The amortization of purchased and excess servicing rights included in loan servicing fees amounted to $908,000, $636,000, and $35,000 for the years ended December 31, 1994, 1993 and 1992, respectively.
     Mortgage banking income includes origination fees of $954,000, $1,051,000 and $778,000 in 1994, 1993 and 1992, respectively, and gains from the sale of mortgage loans of $112,000, $509,000 and $496,000 in 1994, 1993 and 1992,
respectively.
12. DEPOSITS
     Certificates of deposit in excess of $100,000 totaled $128,896,000 and $113,074,000 at December 31, 1994 and 1993, respectively.
13. INCOME TAXES
     Income tax expense (benefit) for the years ended December 31 consists of the following:

                                                                                                     1994      1993      1992
                                                                                                         ($ IN THOUSANDS)
Currently payable (refundable):
  Federal.........................................................................................   $(286)   $2,155    $1,289
  State...........................................................................................     163       240        77
  Total...........................................................................................    (123)    2,395     1,366
Deferred..........................................................................................      74      (222)     (206)
                                                                                                     $ (49)   $2,173    $1,160

     The sources of temporary differences and the resulting deferred taxes for the years ended December 31 are as follows:

                                                                                                      1994      1993     1992
                                                                                                         ($ IN THOUSANDS)
Provision for loan losses in excess of amount deductible for taxes................................   $(1,729)   $(277)   $(258)
Accretion and FHLB dividends......................................................................       (27)     (23)     (24)
Tax depreciation in excess of book depreciation...................................................      (203)      38       22
Restructuring charges.............................................................................     2,131       --       --
Amortization......................................................................................       (65)      --       --
Other, net........................................................................................       (33)      40       54
                                                                                                     $    74    $(222)   $(206)

     Deferred taxes of $841,000 and $915,000 are included in other assets on the balance sheets at December 31, 1994 and 1993, respectively. There is no valuation allowance related to deferred tax assets.
                                      F-13

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
13. INCOME TAXES -- Continued
     Income taxes are different than tax expense computed by applying the statutory federal income tax rate, 34%, to income before income taxes. The reasons for these differences are as follows:

                                                                                                     1994      1993      1992
                                                                                                         ($ IN THOUSANDS)
Tax expense (benefit) at statutory rate..........................................................   $ (756)   $2,455    $1,272
Differences resulting from:
  Rehabilitation tax credit......................................................................     (150)      (60)      (68)
  Effect of Savings Bank merger..................................................................    1,005        --        --
  Benefit of net operating loss carryforward.....................................................       68      (102)       --
  State tax net of federal benefit...............................................................       56       162        56
  Nontaxable interest............................................................................     (221)     (176)      (89)
  Other, net.....................................................................................       93      (110)       29
                                                                                                    $   95    $2,169    $1,200

     There are no significant pending assessments from taxing authorities regarding taxation issues at the Company or its subsidiaries.
14. BORROWED FUNDS
     Federal funds purchased mature overnight and carried a rate of 5.58%, 2.99% and 2.94% at December 31, 1994, 1993 and 1992, respectively.
     Securities sold under repurchase agreements mature overnight and carried a rate of 5.23%, 2.74% and 2.69% at December 31, 1994, 1993 and 1992,
respectively.
     Advances from the Federal Home Loan Bank ("FHLB") mature daily and carried a rate of 6.03% at December 31, 1994. Total loans pledged to the FHLB for advances at December 31, 1994 were $138,114,000.
     Following is a summary of short-term borrowings at December 31:

                                                                                                 1994       1993       1992
                                                                                                      ($ IN THOUSANDS)
Federal funds purchased.....................................................................   $ 16,000    $   400    $ 1,145
Securities sold under repurchase agreements.................................................     17,986     16,325      1,392
Advances from the FHLB......................................................................     72,000         --         --
                                                                                               $105,986    $16,725    $ 2,537
Maximum amount outstanding at any month end:
  Federal funds purchased and securities sold under repurchase agreements...................   $ 33,986    $23,278    $ 8,520
  Advances from the FHLB....................................................................     72,000     15,550     12,000
  Aggregate short-term borrowings...........................................................    105,986     32,767     17,963
Average amount outstanding..................................................................     41,362     14,023      2,290
Interest rate at year end...................................................................       5.84%      2.75%      2.80%
Average interest rate during year...........................................................       3.96%      3.05%      5.55%

15. UNUSED LINES OF CREDIT
     At December 31, 1994, the Bank had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $18,750,000. These lines of credit are available on a one-to-ten day basis for general corporate purposes of the Bank. All of the lenders have reserved the right to withdraw these lines at their option.
     At December 31, 1994, the Savings Bank had an unused line of credit with the FHLB of Atlanta totaling $33,000,000.
                                      F-14

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
16. LONG-TERM DEBT
     At December 31, 1994 and 1993, long-term debt consisted of a mortgage note payable of $1,088,000 and $1,092,000, respectively. The note bears interest at 11% per annum with current annual payments of approximately $125,000. Long-term debt also consisted of a note payable totaling $125,920 and $175,920, respectively, representing the Company's guarantee of borrowings from a bank by the ESOP (see Note 26). The note bears interest, which is payable annually, at a variable rate which approximates 90% of the prime interest rate. Annual principal payments are $50,000 until the note is repaid. Future payments due on long-term debt are as follows:

($ IN THOUSANDS)
1995.................................................................   $    52
1996.................................................................        52
1997.................................................................        28
1998.................................................................        28
1999.................................................................        28
Thereafter...........................................................     1,026
                                                                        $ 1,214

17. COMMITMENTS AND CONTINGENT LIABILITIES
     The Company has, from time to time, various lawsuits and claims arising from the conduct of its business. Such items are not expected to have any material adverse effect on the financial position or results of operations of the Company.
     On October 31, 1994, JW Charles Clearing Corp. filed a lawsuit against the Bank in the Court of Common Pleas in Lexington County, South Carolina. Such action, in general, claims that the Bank improperly paid approximately $600,000 in checks to Harold McCarley and/or McCarley and Associates, Inc. The complaint seeks actual and punitive damages in an amount to be determined by a jury, plus interest on the damages and other costs. The Bank has answered the complaint and plans to vigorously defend such complaint. The Bank believes that there are valid defenses available to it. In connection with the litigation, the Bank also expects to make a claim under insurance policies for any losses it may suffer which, if determined to cover the loss, could pay for substantially all of the actual damages, if any, determined to be appropriate by a jury. However, no assurance can be given at this time regarding whether it will be determined that any losses suffered in this litigation will be covered by the insurance policy. Furthermore, the Company is not in a position at this time to assess the likely outcome of the litigation or any damages for which it may become liable.
18. LEASE COMMITMENTS
     Approximate minimum rental payments under noncancelable operating leases at December 31, 1994 are as follows:

($ IN THOUSANDS)
1995.................................................................   $ 1,273
1996.................................................................     1,220
1997.................................................................     1,047
1998.................................................................       916
1999.................................................................       902
Thereafter...........................................................     4,348
                                                                        $ 9,706

     Leases on premises have options for extensions under substantially the same terms as in the original lease period with certain rate escalations. Lease payments charged to expense totaled $1,138,000, $714,000 and $405,000 in 1994, 1993 and 1992, respectively. The leases provide that the lessee pay property taxes, insurance and maintenance cost.
                                      F-15

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
19. PREFERRED STOCK
     On April 15, 1994, the Company issued 920,000 shares of 7.32% Noncumulative Convertible Preferred Stock Series 1994 ("Series 1994 Preferred Stock"), which raised $21,444,000 in equity. Dividends on the Series 1994 Preferred Stock will be payable quarterly, when, as, and if declared by the Board of Directors, at an annual rate of $1.83 per share. Dividends on the Series 1994 Preferred Stock are not cumulative. To date, all regular quarterly dividends have been paid. A Series 1994 Preferred Stock share may be converted at the option of the holder into 1.7931 shares of common stock or a conversion price of $13.94 per share of common stock. The Company, at its option, may redeem the Series 1994 Preferred Stock at any time after July 1, 1994. However, the Series 1994 Preferred Stock may not be redeemed prior to July 1, 1997, unless the average of the last reported sale price of the Company's common stock for 20 consecutive business days ending within 5 business days of the date of the notice of redemption has been at least 125% of the conversion price. Dividends paid or declared on the Series 1994 Preferred Stock during 1994 were $1,194,000.
     On March 5, 1993, the Company issued 621,000 shares of 7.50% Noncumulative Convertible Preferred Stock Series 1993 ("Series 1993 Preferred Stock"), which raised $14,462,000 in equity. Dividends on the Series 1993 Preferred Stock are payable quarterly, if declared by the Board of Directors, at an annual rate of $1.875 per share. Dividends on the Series 1993 Preferred Stock are not cumulative. To date, all regular quarterly dividends have been paid. A Series 1993 Preferred Stock share may be converted at the option of the holder into
1.917 shares of common stock, or a conversion price of $13.04 per share of common stock. The Company, at its option, may redeem the Series 1993 Preferred Stock at any time after July 1, 1993. However, the Series 1993 Preferred Stock may not be redeemed prior to July 1, 1996, unless the average of the last reported sale price of the Company's common stock for 20 consecutive business days ending within 5 business days of the date of the notice of redemption has been at least 125% of the conversion price. Dividends paid or declared on the Series 1993 Preferred Stock during 1994 were $1,164,000.
     On November 1, 1993, the Company announced the redemption of the 8.32% Cumulative Convertible Preferred Stock Series 1992 ("Series 1992 Preferred Stock"). The redemption date was December 31, 1993. Of the 460,000 shares of Series 1992 Preferred Stock outstanding, holders of 456,634 shares elected to convert into common stock. Consequently, the Company issued 1,089,674 shares of $1.00 par value common stock.
     On September 30, 1993, the Company issued 60,000 shares of Series 1993B Preferred Stock in exchange for all the outstanding common stock of the Mortgage Company, formerly First Sun Mortgage Corporation. The value of the Series 1993B Preferred Stock on the date of the acquisition was determined to be $1,200,000. The Series 1993B Preferred Stock has a liquidation value of $20.00 per share and provides for cumulative quarterly cash dividends of $0.3125 per share. Each share of Series 1993B Preferred Stock is convertible into 1.75 shares of common stock. There is currently no market for the Series 1993B Preferred Stock, and it is not expected that any market for such class of stock will develop. Dividends paid or declared on the Series 1993B Preferred Stock were $75,000.
20. PER SHARE INFORMATION
     The Company's Board of Directors declared a five percent stock dividend issuable on May 16, 1994, to stockholders of record on April 29, 1994. Per share data have been restated to reflect this dividend.
21. RESTRICTION OF DIVIDENDS
     The ability of the Company to pay cash dividends over the long term is dependent upon receiving cash in the form of dividends from the Bank. South Carolina's banking regulations restrict the amount of dividends that can be paid. All dividends paid from the Bank are subject to the prior approval of the Commissioner of Banking and payable only from the retained earnings of the Bank. At December 31, 1994, the Bank's retained earnings were $4,524,000.
     After the merger of the Bank and Savings Bank in February 1995, the retained earnings of the Savings Bank will be available to pay dividends to the Company. At December 31, 1994, the Savings Bank's retained earnings were $8,370,000.
                                      F-16

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
22. STOCK OPTION AND RESTRICTED STOCK PLANS
     The Company maintains an Incentive Stock Option Plan and a Restricted Stock Awards Plan. Under these plans, shares of the Company's common stock are granted to key employees.
     At the 1994 Annual Meeting, the number of shares available for grants was increased to 525,000. Under the terms of the plan, the option price must not be less than the fair market value of the stock at the date of grant. Options are exercisable ratably (on a cumulative basis), twenty percent twelve months after the date of grant, and twenty percent at the end of each twelve month period thereafter. All options granted under the plan must be exercised within a period not to exceed ten years from the date of grant.
     The following is a summary of the activity under the Company's Incentive Stock Option Plan for the years 1994 and 1993. The information has been adjusted for the 5% stock dividends.

                                                                                      1994                       1993
                                                                                        OPTION PRICE               OPTION PRICE
                                                                             SHARES      PER SHARE      SHARES      PER SHARE
Outstanding, January 1....................................................    55,809    $ 8.85/11.46     45,768    $ 6.58/11.46
Granted...................................................................    26,950           14.88     17,535           12.03
Cancelled.................................................................        --              --      3,153    $ 8.85/12.03
Exercised.................................................................       141    $ 9.41/12.03      4,341            6.58
Outstanding, December 31..................................................    82,618    $ 8.85/14.88     55,809    $ 8.85/12.03
Exercisable, December 31..................................................    33,887    $ 8.85/12.03     26,145    $ 8.85/11.46
Available for grant, December 31..........................................   400,019                    169,988

     All shares granted under the Restricted Stock Plan are subject to restrictions as to continuous employment for a specified time period following the date of grant. During this period the holder is entitled to full voting rights and dividends. At December 31, 1994, there were 100,479 shares of restricted stock outstanding. Deferred compensation representing the fair market value of the stock at the date of grant is being amortized over a five-year vesting period, with $236,000 charged to expense in 1994, $163,000 in 1993 and $97,000 in 1992.
     At the 1994 Annual Meeting, a Directors' Stock Option Plan was established. On May 2, 1994, grants for 16,000 shares at an option price of $12.38 per share were issued.
23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
     In the normal course of business, to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, standby letters of credit, repurchase agreements and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position.
     The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation.
     At December 31, 1994, the Company had executed simultaneous repurchase/reverse repurchase transactions with customers with total principal amounts of approximately $233,400,000 which are not reflected in the accompanying statement of financial position.
                                      F-17

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -- Continued
     The total portfolio of loans serviced or sub-serviced for non-affiliated parties at December 31, 1994, was $704,869,000.
24. RELATED PARTY TRANSACTIONS
     The Bank leases a Greenville office from a partnership; one of the partners is a director of the Bank and the Company. Under the terms of this lease, which extends to 2001, the Bank made payments totaling $82,000 in both 1994 and 1993. The Bank leases land, on which it has constructed a branch, from a company of which a director is an officer. Under the terms of the lease, which extends to 2009, the Bank made $56,000 in payments in 1994, 1993 and 1992, respectively. The Savings Bank leases the land, on which an office is constructed, from the wife of a director. Under the terms of this lease, which extends to 2018, the Savings Bank made $25,000 in payments in 1994, 1993 and 1992. These leases were made on terms comparable to those which would have been obtained between unrelated parties.
25. CORRECTION OF AN ERROR
     The accompanying financial statements for 1992 have been restated to correct an error. Unrealized losses on securities available for sale were charged to shareholders' equity instead of being charged to income as stated in the Company's policy of accounting for such securities at the lower of cost or market. The effect of the restatement was to decrease net income for 1992 by $199,000 ($.07 per common share).
26. EMPLOYEE BENEFIT PLANS
     The Company maintains the Carolina First Salary Reduction Plan and Trust ("the Plan") for all eligible employees of the Bank, the Savings Bank and the Mortgage Company. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to four percent of compensation subject to certain adjustments and limitations. Contributions of $458,000, $301,000 and $180,000 were charged to operations in 1994, 1993 and 1992, respectively.
     The Company maintains the Carolina First Employee Stock Ownership Plan ("ESOP") for all eligible employees. Contributions are at the discretion of, and determined annually by, the Board of Directors, and may not exceed the maximum amount deductible under the applicable section of the Internal Revenue Code. For the years ended December 31, 1994, 1993 and 1992, contributions of $813,000, $401,000 and $275,000, respectively, were charged to operations.
     The ESOP has a loan used to acquire shares of stock of the Company. Such stock is pledged as collateral for the loan. In accordance with the requirements of the AICPA Statement of Position 76-3 and 93-6, the Company presents the outstanding loan amount as other borrowed money and as a reduction of shareholders' equity in the accompanying consolidated balance sheets (Note 16). Company contributions to the ESOP are the primary source of funds used to service the debt.
27. NONINTEREST EXPENSES
     The significant components of sundry noninterest expenses for the years ended December 31 are presented below:

                                                                                                  1994       1993       1992
                                                                                                       ($ IN THOUSANDS)
Noninterest expenses -- Sundry:
Federal deposit insurance premiums............................................................   $ 2,026    $ 1,517    $1,025
Credit card processing fees...................................................................     1,506        909       603
Intangibles amortization......................................................................     2,485        902       462
Stationery, supplies and printing.............................................................     1,150        835       567
Telephone.....................................................................................       906        558       287
Postage.......................................................................................       861        564       318
Advertising...................................................................................       930        410       520
Other.........................................................................................     5,724      4,732     3,216
                                                                                                 $15,588    $10,427    $6,998

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
28. PARENT COMPANY FINANCIAL INFORMATION
     The following is condensed financial information of Carolina First Corporation (Parent Company only):
                            CONDENSED BALANCE SHEETS

                                                                                                              DECEMBER 31,
                                                                                                            1994       1993
                                                                                                            ($ IN THOUSANDS)
ASSETS
Cash....................................................................................................   $   298    $   828
Investment in Subsidiaries Bank.........................................................................    58,631     49,532
  Savings Bank..........................................................................................    15,404     13,700
  Mortgage Company......................................................................................     1,640      1,877
Total investment in subsidiaries........................................................................    75,675     65,109
Receivable from subsidiaries............................................................................        76          7
Premises and equipment..................................................................................       363         --
Other investments.......................................................................................     1,439        959
Other assets............................................................................................     5,310        391
                                                                                                           $83,161    $67,294
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities..................................................................   $   601    $   547
Long-term debt..........................................................................................       126        176
Shareholders' equity....................................................................................    82,434     66,571
                                                                                                           $83,161    $67,294

                         CONDENSED STATEMENTS OF INCOME

                                                                                                       FOR THE YEARS ENDED
                                                                                                          DECEMBER 31,
                                                                                                    1994       1993      1992
                                                                                                        ($ IN THOUSANDS)
INCOME
Dividends
  Bank subsidiary...............................................................................   $   200    $  700    $  350
  Savings Bank subsidiary.......................................................................       300       700       300
Interest, Bank..................................................................................        98        73        97
Sundry..........................................................................................       181       217       227
                                                                                                       779     1,690       974
EXPENSES
Interest on borrowed funds......................................................................        10        --         5
Deferred compensation...........................................................................       236       163        97
Shareholder communications......................................................................       287       203       152
Sundry..........................................................................................     1,020       417       253
                                                                                                     1,553       783       507
Income (loss) before taxes and equity in undistributed net income of subsidiaries...............      (774)      907       467
Income tax benefits.............................................................................       680       173        58
Equity in undistributed net income of subsidiaries..............................................    (2,081)    3,968     1,858
Net income (loss)...............................................................................   $(2,175)   $5,048    $2,383

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
28. PARENT COMPANY FINANCIAL INFORMATION -- Continued
                       CONDENSED STATEMENTS OF CASH FLOW

                                                                                                      FOR THE YEARS ENDED
                                                                                                         DECEMBER 31,
                                                                                                  1994       1993       1992
                                                                                                       ($ IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).............................................................................   $(2,175)   $ 5,048    $ 2,383
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations
Equity in undistributed earnings of subsidiaries..............................................     2,081     (3,968)    (1,858)
Depreciation..................................................................................        18         15         14
Increase (decrease) in other liabilities......................................................        54       (190)       204
Decrease (increase) in other assets...........................................................    (4,919)       (45)       117
Net cash provided by (used for) operating activities..........................................    (4,941)       860        860
INVESTING ACTIVITIES
Investment in Bank subsidiary.................................................................   (13,000)   (15,000)    (7,000)
Investment in Savings Bank subsidiary.........................................................    (1,000)        --         --
Investment in Mortgage Company................................................................        --       (350)        --
Loans to subsidiary...........................................................................        --       (212)        --
Increase in other investments.................................................................      (480)      (348)      (580)
Sale of fixed assets..........................................................................      (381)       230         --
Net cash used for investing activities........................................................   (14,861)   (15,680)    (7,580)
FINANCING ACTIVITIES
Decrease in notes payable.....................................................................        --         --       (250)
Exercise of stock options.....................................................................        --         30         --
Net proceeds from sale of Preferred stock.....................................................    21,444     14,462     10,319
Redemption of Preferred stock.................................................................        --        (92)        --
Cash dividend on Preferred stock..............................................................    (2,936)    (1,777)      (385)
Other.........................................................................................       764         --         --
Net cash provided by financing activities.....................................................    19,272     12,623      9,684
Net change in cash and due from banks.........................................................      (530)    (2,197)     2,964
Cash at beginning of year.....................................................................       828      3,025         61
Cash at end of year...........................................................................   $   298    $   828    $ 3,025

     Non-cash investing activities during 1994 amounted to approximately $6,339,000 for the issuance of 452,815 shares of the Company's common stock in exchange for all the outstanding common stock of Aiken County National Bank.
                                      F-20

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
29. QUARTERLY OPERATING RESULTS (UNAUDITED)
     The following is a summary of the unaudited consolidated quarterly results of the Company and its subsidiaries for the years ended December 31:

                                                                                 FIRST QUARTER             SECOND QUARTER
                                                                               1994         1993         1994         1993
                                                                                   ($ IN THOUSANDS, EXCEPT SHARE DATA)
Interest income...........................................................   $  14,410    $  10,763    $  17,638    $  13,144
Interest expense..........................................................       6,272        5,096        7,035        6,019
Net interest income.......................................................       8,138        5,667       10,603        7,125
Provision for loan losses.................................................          20          319          200          313
Net interest income after provision for loan losses.......................       8,118        5,348       10,403        6,812
Noninterest income........................................................       2,042        1,132        2,039        1,586
Noninterest expenses......................................................       8,190        5,055        9,795        6,586
Income before taxes.......................................................       1,970        1,425        2,647        1,812
Income taxes..............................................................         483          513          825          620
Net income................................................................       1,487          912        1,822        1,192
Dividends on preferred stock..............................................         310          239          661          612
Net income applicable to common shareholders..............................   $   1,177    $     673    $   1,161    $     580
Earnings per common share*................................................   $    0.24    $    0.18    $    0.23    $    0.15
Average number of outstanding common shares*..............................   4,951,558    3,760,931    4,966,815    3,763,038
                                                                                 THIRD QUARTER             FOURTH QUARTER
                                                                               1994         1993         1994         1993
Interest income...........................................................   $  19,942    $  13,812    $  22,632    $  14,041
Interest expense..........................................................       8,455        6,027        9,389        6,044
Net interest income.......................................................      11,487        7,785       13,243        7,997
Provision for loan losses.................................................         260          330          610           --
Net interest income after provision for loan losses.......................      11,227        7,455       12,633        7,997
Noninterest income........................................................       2,336        1,650        1,570        2,095
Noninterest expenses......................................................      10,555        7,245       24,052        7,968
Income (loss) before taxes................................................       3,008        1,860       (9,849)       2,124
Income taxes..............................................................         947          466       (2,304)         574
Net income (loss).........................................................       2,061        1,394       (7,545)       1,550
Dividends on preferred stock..............................................         731          530          731          549
Net income (loss) applicable to common shareholders.......................   $   1,330    $     864    $  (8,276)   $   1,001
Earnings (loss) per common share*.........................................   $    0.27    $    0.23    $   (1.65)   $    0.26
Average number of outstanding common shares*..............................   4,972,299    3,778,421    5,005,274    3,839,121

*Per share data have been restated to reflect the 5% stock dividend.
30. FAIR VALUE OF FINANCIAL INSTRUMENTS
     SFAS 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require
                                      F-21

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
30. FAIR VALUE OF FINANCIAL INSTRUMENTS -- Continued the exchange of cash of other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's Common and Preferred stock, premises and equipment and other assets and liabilities.
     Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, federal funds sold and securities purchased under resale agreements, federal funds purchased and securities sold under repurchase agreements, and other short-term borrowings.
     Fair value for variable rate loans that reprice frequently and for loans that mature in less than one year is based on the carrying value. Fair value for mortgage loans, consumer loans and all other loans (primarily commercial and industrial loans) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.
     Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts maturing during 1995 are valued at their carrying value. Certificate of deposit accounts maturing after 1995 are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.
     Fair value for long-term debt is based on discounted cash flows using the Company's current incremental borrowing rate. Investment securities are valued using quoted market prices. Fair value for the Company's off-balance-sheet financial instruments is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate rates currently offered for similar loans of comparable terms and credit quality.
     The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented.
     The estimated fair values of the Company's financial instruments at December 31 were as follows:

                                                                                        1994                    1993
                                                                                CARRYING      FAIR      CARRYING      FAIR
                                                                                 AMOUNT      VALUE       AMOUNT      VALUE
                                                                                              ($ IN THOUSANDS)
FINANCIAL ASSETS:
Cash and due from banks......................................................   $ 57,250    $ 57,250    $ 28,705    $ 28,705
Federal funds sold and securities purchased under resale agreements..........      2,980       2,980      57,470      57,470
Trading securities...........................................................      1,155       1,155         250         250
Securities available for sale................................................     50,344      50,344      64,871      64,871
Securities held to maturity..................................................     69,806      66,418      56,607      57,140
Loans receivable.............................................................    896,478     875,129     596,740     593,870
FINANCIAL LIABILITIES:
Deposit liabilities..........................................................    963,470     962,725     764,677     745,226
Federal funds purchased and securities sold under repurchase
  agreements.................................................................     33,986      33,986      16,725      16,725
Short-term borrowings........................................................     72,052      72,052          54          54
Long-term debt...............................................................      1,162       1,315       1,214       1,401
FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:
Commitments to extend credit.................................................     72,732      69,171      46,414      46,835
Standby letters of credit....................................................      5,807       5,516       4,549       4,592
Documentary letters of credit................................................        394         376         713         721

STATISTICAL DISCLOSURE -- SUMMARY OF CONTENTS


Comparative Average Balances -- Yields and Costs  . . . . . .  1

Rate/Volume Variance Analysis . . . . . . . . . . . . . . . .  2

Securities Held for Investment Composition  . . . . . . . . .  3

Securities Available for Sale Composition . . . . . . . . . .  3

Trading Account Composition . . . . . . . . . . . . . . . . .  3

Securities  Held for Investment and Securities Available for Sale
Maturity Schedule . . . . . . . . . . . . . . . . . . . . . .  4

Loan Portfolio Composition  . . . . . . . . . . . . . . . . .  5

Loan Maturity and Interest Sensitivity  . . . . . . . . . . .  5

Nonperforming Assets  . . . . . . . . . . . . . . . . . . . .  6

Summary of Loan Loss Experience . . . . . . . . . . . . . . .  6

Composition of Allowance for Loan Losses  . . . . . . . . . .  7

Types of Deposits . . . . . . . . . . . . . . . . . . . . . .  8

Certificates of Deposit Greater than $100,000 . . . . . . . . .8

Return on Equity and Assets . . . . . . . . . . . . . . . . .  9

Short-Term Borrowings . . . . . . . . . . . . . . . . . . . . 10

Interest Rate Sensitivity . . . . . . . . . . . . . . . . . . 11

Noninterest Income  . . . . . . . . . . . . . . . . . . . . . 12

Noninterest Expense . . . . . . . . . . . . . . . . . . . . . 12

               Comparative Average Balances -- Yields and Costs
                        Carolina First Corporation
                           (dollars in thousands)

                                    Years Ended December 31,
                                                1994                          1993                               1992
                                      Average/ Income/    Yield/   Average/  Income/      Yield/       Average/ Income/      Yield/
                                      Balance  Expense     Rate    Balance   Expense       Rate        Balance  Expense       Rate
ASSETS
 Earning assets
  Loans (net of unearned income)(1)$  753,482 $ 67,911     9.01 % $ 519,710 $ 44,617       8.58 % $    406,288 $ 37,339      9.19 %
  Investment securities (taxable)..   116,745    5,224     4.47     124,407    6,076       4.88         57,505    3,462      6.02
  Investment securities (nontaxable)   17,188    1,540 (2) 8.96       8,252      731 (2)   8.86          3,741      456 (2) 12.18
  Federal funds sold...............    13,066      492     3.76      19,035      577       3.03         15,680      538      3.43
  Interest bearing deposits with
    other banks....................       476       20     4.25         250       15       5.89            340       16      4.62
      Total earning assets.........   900,957   75,187     8.35 %   671,654   52,016       7.74 %      483,554   41,811      8.65 %
  Non-earning assets...............   112,603                        67,953                             39,723
      Total assets.................$1,013,560                     $ 739,607                           $523,277

LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities
  Interest-bearing liabilities
   Interest-bearing deposits
    Interest checking..............$   98,073 $  2,108     2.15 % $  64,393 $      1,465       2.28 % $ 31,558 $    962      3.05 %
    Savings........................    85,691    2,564     2.99      58,613        1,788       3.05     21,821      892      4.09
    Money market...................   152,833    4,743     3.10     133,255        3,900       2.93    120,766    4,727      3.91
    Certificates of deposit........   408,239   17,895     4.38     307,155       13,779       4.49    236,296   13,548      5.73
    Other..........................    43,077    2,083     4.84      33,358        1,707       5.12     30,734    1,968      6.40
      Total interest-bearing
        deposits...................   787,913   29,393     3.73 %   596,774       22,639       3.79 %  441,175   22,097      5.01 %
   Short-term borrowings...........    41,362    1,638     3.96      14,023          427       3.05      2,290      128      5.57
   Long-term borrowings............     1,264      120     9.50       1,318          120       9.10      1,374      110      8.00
    Total interest-bearing
      liabilities..................   830,539   31,151     3.75 %   612,115       23,186       3.79 %  444,839   22,335      5.02 %
   Non-interest bearing liabilities
    Non-interest bearing deposits..    98,638                        59,591                             30,871
    Other non-interest liabilities.     1,006                         6,042                              3,793
    Total liabilities..............   930,183                       677,748                            479,503
 Stockholders' equity..............    83,377                        61,859                             43,774
  Total liabilities and stockholders'
      equity.......................$1,013,560                     $ 739,607                           $523,277
 Net interest margin...............            $44,036     4.89 %              $  28,830       4.29 %         $ 19,476      4.03 %

- - ---------------------------------
(1)Includes nonaccruing loans.
(2)Fully tax-equivalent basis at a 35% tax rate.
Note:  Average balances are derived from daily balances.

   Rate/Volume Variance Analysis
    Carolina First Corporation
      (dollars in thousands)

                                              1994 Compared to 1993                   1993 Compared to 1992
                                                    Amount       Amount                     Amount       Amount
                                                    Caused       Caused                     Caused       Caused
                                                      by           by                         by           by
                                       Total      Change in    Change in       Total      Change in    Change in
                                       Change       Volume        Rate         Change       Volume        Rate
Earning assets
   Loans, net of unearned income...$     23,294 $     21,002 $      2,292 $       7,278 $      9,871 $     (2,593)
   Securities, taxable.............        (852)        (367)        (485)        2,614        3,331         (717)
   Securities, nontaxable..........         810          793           17           275          435         (160)
   Federal funds sold..............         (86)        (256)         170            39          115          (76)
   Interest-bearing deposits with             0            0            0             0            0            0
      other banks..................           5            8           (3)           (1)          (5)           4
             Total interest
              income...............      23,171       21,180        1,991        10,205       13,747       (3,542)

Interest-bearing liabilities
   Interest-bearing deposits
      Interest checking............         643          733          (90)          503          767         (264)
      Savings......................         776          812          (36)          896        1,165         (269)
      Money market.................         843          600          243          (827)         457       (1,284)
      Certificates of deposit......       4,116        4,430         (314)          231        3,503       (3,272)
      Other........................         376          469          (93)         (261)         163         (424)
          Total interest-bearing
           deposits................       6,754        7,044         (290)          542        6,055       (5,513)
Short-term borrowings..............       1,211        1,049          162           299          381          (82)
Long-term borrowings...............           0           (5)           5            10           (4)          14

             Total interest
              expense..............       7,965        8,088         (123)          851        6,432       (5,581)

                Net interest
                 income............   $  15,206 $     13,092 $      2,114 $       9,354 $      7,315 $      2,039


                                     2



                     Securities Held for Investment Composition
                               (dollars in thousands)

                                                      December 31,
                                             1994         1993         1992
U.S. Treasury securities................$      6,189 $      4,793 $      1,843
Obligations of U.S. Government agencies       42,936       37,636        3,502
Obligations of states and political
  subdivisions..........................      20,628       11,907        3,316
Other securities........................          53        2,271        1,203
                                        $     69,806 $     56,607 $      9,864



                      Securities Available for Sale Composition
                               (dollars in thousands)

                                                      December 31,
                                             1994         1993         1992
U.S. Treasury securities................$     21,516       11,523       30,574
Obligations of U.S. Government agencies
   and corporations....................       26,879       51,357       38,311
Other securities........................       1,949        1,991        4,896
                                        $     50,344 $     64,871 $     73,781



                            Trading Account Composition
                              (dollars in thousands)

                                                       December 31,
                                             1994         1993         1992
U.S. Treasury and Government agencies...$        178 $     ------ $     ------
State and political subdivisions........         977          250       ------
                                        $      1,155 $        250 $     ------


                                   3


                           Carolina First Corporation
                       Securities Held for Investment and
                 Securities Available for Sale Maturity Schedule
                             (dollars in thousands)


                                                 Held for Investment -- Book Value

                                                   After One     After Five
                                                      But           But
                                       Within        Within        Within        After
                                      One Year     Five Years    Ten Years     Ten Years       Total
U.S Treasury.......................$        200 $       5,989 $       ----- $       ----- $       6,189
U.S. Government agencies
   and corporations................       -----        35,773         -----         7,163        42,936
States and political subdivisions..       1,396         6,108         9,698         3,426        20,628
Other securities...................       -----         -----            53         -----            53
                                   $      1,596 $      47,870 $       9,751 $      10,589 $      69,806

Weighted average yield

U.S Treasury.......................        8.50 %        5.18 %        0.00 %        0.00 %        5.29 %
U.S. Government agencies
   and corporations................        0.00          5.69          0.00          6.25          5.78
States and political subdivisions..        4.69          4.16          4.67          5.14          4.59
Other securities...................        0.00          0.00          4.45          0.00          4.45
                                           5.17 %        5.43 %        4.67 %        5.89 %        5.39 %


                                                    Available for Sale -- Book Value

                                                   After One     After Five
                                                      But           But
                                       Within        Within        Within        After
                                      One Year     Five Years    Ten Years     Ten Years       Total

U.S Treasury.......................$     17,534 $       4,557 $       ----- $       ----- $      22,091
U.S. Government agencies
   and corporations................      24,511         3,001         -----         -----        27,512
States and political subdivisions..       -----         -----         -----         -----        ------
Other securities...................       1,999         -----         -----         -----         1,999
                                   $     44,044 $       7,558 $       ----- $       ----- $      51,602

Weighted average yield

U.S Treasury.......................        4.17 %        5.64 %        0.00 %        0.00 %        4.47 %
U.S. Government agencies
   and corporations................        4.31          4.71          0.00          0.00          4.35
States and political subdivisions..        0.00          0.00          0.00          0.00          0.00
Other securities...................        3.89          0.00          0.00          0.00          3.89
                                           4.24 %        5.27 %        0.00 %        0.00 %        4.39 %

                            Carolina First Corporation
                            Loan Portfolio Composition
                              (dollars in thousands)

                                                              December 31,
                                        1994         1993         1992         1991         1990
Commercial, financial and
   agricultural....................$    175,221 $    132,530 $    106,858 $     91,041 $     64,534
Real Estate
      Construction.................      23,103       21,242       17,191       20,791       17,808
      Mortgage
        Residential................     198,590      148,888      115,813      118,591      118,219
        Commercial and multifamily (1)  268,628      150,764       87,566       63,469       56,475
Consumer...........................     159,241      135,616       96,886       82,104       46,486
Loans held for sale................      71,695        7,700        6,801       ------       ------
         Total gross loans.........     896,478      596,740      431,115      375,996      303,522
Unearned income....................        (873)      (2,221)      (3,943)      (3,766)      (2,591)
         Total loans net of unearne     895,605      594,519      427,172      372,230      300,931
Allowance for loan losses..........      (5,669)      (6,270)      (4,884)      (4,235)      (2,731)
          Total net loans..........$    889,936 $    588,249 $    422,288 $    367,995 $    298,200
- - --------------------------

(1)  The majority of these loans are made to operating businesses where real property has been taken additional collateral.



                        Loan Maturity and Interest Sensitivity
                               (dollars in thousands)


                                                   Over One
                                                     But         Over
                                      One Year    Less than       Five
                                       or Less    Five Years     Years        Total
Commercial, financial, agricultural and
     commercial real estate........$    342,404 $     72,312 $     29,133 $    443,849
Real estate - construction.........      19,509        3,594       ------       23,103
Total of loans with:
     Predetermined interest rates..      44,343       23,352       29,133       96,828
     Floating interest rates.......     317,570       52,554       ------      370,124

                       Carolina First Corporation
                          Nonperforming Assets
                         (dollars in thousands)


                                                               December 31,
                                        1994          1993          1992          1991          1990
Nonaccrual loans...................$      1,807 $       2,097 $       2,147 $       1,779 $       1,484
Restructured loans.................         675         -----           353         -----         -----
          Total nonperforming
           loans...................       2,482         2,097         2,500         1,779         1,484
Other real estate owned............       1,644         2,434         2,519         1,446           699
          Total nonperforming
           asset...................$      4,126 $       4,531 $       5,019 $       3,225 $       2,183

Loans past due 90 days still
  accruing interest................$      1,285 $       2,060 $       2,127 $       1,784 $         605
Total nonperforming assets as a percentage
    of loans and other real estate
    owned.........................       0.46 %        0.77 %        1.18 %        0.87 %        0.73 %
Allowance for loan losses as a percentage
   of nonperforming loans..........      228.40 %      299.00 %      195.36 %      238.06 %      164.02 %


                               Carolina First Corporation
                             Summary of Loan Loss Experience
                                (dollars in thousands)


                                                                December 31,
                                        1994          1993          1992          1991          1990
Loan loss reserve at beginning of
   period..........................$      6,270 $       4,884 $       4,235 $       2,730 $       2,290
Valuation allowance for loans
  acquired.........................       1,078         1,811           255           450         -----
Charge-offs:
    Commercial, financial and
      agricultural.................         394           332         1,177           311           299
     Real estate - construction....          85         -----            30            31         -----
     Real estate - mortgage........         233           234           115            88            12
     Consumer......................         542           381           195           229           176
     Credit cards..................       1,641           488         -----         -----         -----
             Total loans
              charged-off..........       2,895         1,435         1,517           659           487

Recoveries:
     Commercial, financial and
       agricultural................          59            12            42         -----           103
      Real estate - construction...       -----         -----             1         -----         -----
      Real estate - mortgage.......           9            23            18         -----         -----
      Consumer.....................          58            14            22            27            30
      Credit cards.................       -----         -----         -----         -----         -----
              Total loans
               recovered...........         126            49            83            27           133
Net charge-offs....................       2,769         1,386         1,434           632           354
      Provision changed to expense..      1,090           961         1,828         1,687           794
Loan loss reserve at end of
  period............................$      5,669 $       6,270 $       4,884 $       4,235 $       2,730

Average loans......................$    753,482 $     519,710 $     406,288 $     335,509 $     276,228
Total loans, net of unearned
  income (period end)..............     895,605       594,519       427,172       372,230       300,931
Net charge-offs as a percentage of
   average loans...................        0.37 %        0.27 %        0.35 %        0.19 %        0.13 %
Allowance for loan losses as a
   percentage of loans.............        0.63          1.05          1.14          1.15          0.91

                          Carolina First Corporation
                  Composition of Allowance for Loan Losses
                          (dollars in thousands)

Allowance Breakdown

                                                                             December 31,
                                          1994        1993            1992            1991           1990
Commercial, financial and
     agricultural..................$        1,638 $         1,744 $         1,666 $         1,146 $         823
Real Estate
     Construction..................           115             128             338             255           183
     Mortgage:
       Residential.................           100             100             250             100            60
       Commercial and
          Multifamily..............           506             542           1,135           1,427           880
Consumer...........................         2,745           3,130           1,007             912           512
Unallocated........................           565             626             488             427           273
           Total...................$        5,669 $         6,270 $         4,884 $         4,267 $       2,731


Percentage of Loans in Category
                                                                    December 31,
                                             1994        1993            1992            1991           1990
Commercial, financial and
     agricultural...................        19.55 %         22.21 %         24.79 %         24.21 %       21.26 %
Real Estate
     Construction................            2.58            3.56            3.99            5.53          5.87
     Mortgage:
       Residential...............           22.15           24.95           26.86           31.54         38.94
       Commercial and
          Multifamily............           29.96           25.26           20.31           16.88         18.61
Consumer.................                   25.76           24.02           24.05           21.84         15.32
           Total....................       100.00 %        100.00 %        100.00 %        100.00 %      100.00 %

                          Carolina First Corporation
                             Types of Deposits
                           (dollars in thousands)


                                                        Balance as of December 31,
                                         1994          1993          1992          1991          1990
Demand deposit accounts............$     124,530 $      71,094 $      43,069 $      27,765 $      25,638
NOW accounts.......................      114,030        82,891        39,299        27,660        15,160
Savings accounts...................       92,776        68,731        24,317        16,468        12,504
Money market accounts..............      151,392       151,019       129,042       116,707        85,411
Time deposits......................      351,846       277,868       205,713       199,906       143,861
Time deposits of $100,000 or
   over............................      128,896       113,074        76,259        60,714        48,895
     Total deposits................$     963,470 $     764,677 $     517,699 $     449,220 $     331,469



                                                   Percent of Deposits as of December 31,
                                         1994          1993          1992          1991          1990
Demand deposit accounts............        12.93 %        9.30 %        8.32 %        6.18 %        7.73 %
NOW accounts.......................        11.83         10.84          7.59          6.16          4.57
Savings accounts...................         9.63          8.99          4.70          3.67          3.77
Money market accounts..............        15.71         19.75         24.93         25.98         25.78
Time deposits......................        36.52         36.34         39.73         44.49         43.40
Time deposits of $100,000 or
   over............................        13.38         14.78         14.73         13.52         14.75
     Total deposits................       100.00 %      100.00 %      100.00 %      100.00 %      100.00 %



                 Certificates of Deposit Greater than $100,000
                             (dollars in thousands)

Maturing in three months or less...........................................................$      51,656
Maturing in over three through six months..................................................       33,214
Maturing in over six through twelve months.................................................       24,902
Maturing in over twelve months.............................................................       19,124
          Total............................................................................$     128,896


                          Carolina First Corporation
                          Return on Equity and Assets

                                   Years Ended December 31,
                                       1994         1993        1992        1991        1990
Return on average assets...........      (0.21)%      0.68 %      0.46 %      0.41 %      0.36 %
Return on average equity...........      (2.61)       8.16        5.44        4.98        3.89
Return on average common equity....      (8.77)       7.93        4.75        4.98        3.89
Average equity as a percentage of
   average assets..................       8.23        8.36        8.37        8.17        9.30
Dividend payout ratio..............        n/m        0.00        0.00        0.00        0.00

                             Short Term Borrowings
                             (dollars in thousands)


                                 Maximum                                             Average
                               Outstanding                Average                    Interest
                                  At Any      Average     Interest        Ending     Rate at
Year Ended December 31,         Month End     Balance       Rate         Balance     Year End
1994
Federal funds purchased.......$     16,000 $      5,474        4.50 % $     16,000        5.58 %
Securities sold under
   repurchase agreements......      17,986       15,870        3.80         17,986        5.23
Advances from the FHLB........      72,000       20,018        3.94         72,000        6.03
                              $    105,986 $     41,362        3.96 % $    105,986        5.84 %


1993
Federal funds purchased.......$      6,953        3,571        2.68 % $        400        2.99 %
Securities sold under
   repurchase agreements......      16,325        5,827        2.49         16,325        2.74
Advances from the FHLB........      15,550        4,625        4.04         ------        3.44
                              $     38,828 $     14,023        3.05 % $     16,725        2.75 %


1992
Federal funds purchased.......$      6,695 $        592        5.65 % $      1,145        2.94 %
Securities sold under
   repurchase agreements......       1,825          756        5.72          1,392        2.69
Advances from the FHLB........      12,000          942        5.35         ------        3.39
                              $     20,520 $      2,290        5.55 % $      2,537        2.80 %

                            Carolina First Corporation
                            Interest Rate Sensitivity
                              (dollars in thousands)

                                                                                          Over One
                                                                              Total       Year or
                                        0-3          4-6          7-12        Within        Non-
                                       Months       Months       Months      One Year    Sensitive      Total
Assets
Earning assets
   Loans, net of unearned income...$    505,802 $     29,707 $     48,732 $    584,241 $    310,962 $    895,203
   Investment securities, taxable..      19,025        2,796       23,916       45,737       55,537      101,274
   Investment securities,
     nontaxable....................       1,346       ------           50        1,396       18,635       20,031
   Federal funds sold..............       2,980       ------       ------        2,980       ------        2,980
   Interest bearing deposits with
     other banks...................         500       ------       ------          500       ------          500
               Total earning
                 assets............     529,653       32,503       72,698      634,854      385,134    1,019,988
Non-earning assets, net............     -------      -------      -------      -------      141,734      141,734
               Total assets........$    529,653 $     32,503 $     72,698 $    634,854 $    526,868 $  1,161,722


Liabilities and Stockholders' Equity
Liabilities
   Intererest-bearing liabilities
      Interest-bearing deposits
          Interest Checking........$    105,966 $     ------ $     ------ $    105,966 $     ------ $    105,966
          Savings..................      92,745       ------       ------       92,745       ------       92,745
          Money Market.............     151,312       ------       ------      151,312       ------      151,312
          Certificates of Deposit..     139,647      110,034      109,332      359,013       79,881      438,894
          Other....................      20,834       10,826       10,209       41,869       12,734       54,603
            Total interest-
             bearing deposits......     510,504      120,860      119,541      750,905       92,615      843,520
      Short-term borrowings........     105,986       ------           52      106,038       ------      106,038
      Long-term borrowings.........      ------       ------       ------       ------        1,162        1,162
            Total interest-
             bearing liabilities...     616,490      120,860      119,593      856,943       93,777      950,720
   Noninterest bearing liabilities
      Noninterest bearing
       deposits....................      ------       ------       ------       ------      119,950      119,950
      Other noninterest bearing
        lialities, net.............      ------       ------       ------       ------        8,618        8,618
            Total liabilities......     616,490      120,860      119,593      856,943      222,345    1,079,288
Stockholders'equity................      ------       ------       ------       ------       82,434       82,434
            Total liabilities and
               stockholders'
               equity..............$    616,490 $    120,860 $    119,593 $    856,943 $    304,779 $  1,161,722

Interest sensitive gap.............$    (86,837)$    (88,357)$    (46,895)$   (222,089)$    222,089 $   ------
Cumulative interest sensitive gap..$    (86,837)$   (175,194)$   (222,089)$   (222,089)

                               Noninterest Income
                             (dollars in thousands)

                                                        Years Ended December 31,

                                        1994         1993         1992         1991         1990
Service charges on deposits........$      3,930 $      2,717 $      1,632 $        983 $        538
Mortgage banking income:
   Origination fees................         954        1,051          778          461          309
   Gain on sale of mortgage loans..         112          509          496       ------       ------
   Servicing and other.............         572          228       ------       ------       ------
Fees for trust services............         919          542          305          197          141
Gain on sale of securities.........          75          662          535          664           (4)
Sundry.............................       1,425          755          (55)         168          262
          Total noninterest
           income..................$      7,987 $      6,464 $      3,691 $      2,473 $      1,246




                                   Noninterest Expense
                                  (dollars in thousands)


                                                       Years Ended December 31,
                                        1994         1993         1992         1991         1990
Salaries and wages.................$     14,470 $     10,165 $      6,495 $      4,484 $      3,392
Benefits...........................       4,239        2,301        1,428        1,440        1,041
Occupancy..........................       3,638        2,215        1,421        1,009          910
Furniture and equipment............       2,443        1,747        1,346        1,035          805
Federal deposit insurance
 premiums..........................       2,026        1,517        1,025          780          472
Credit card processing charges.....       1,506          909          603          458       ------
Intangibles amortization...........       2,485          902          462          214           25
Credit card restructuring charges..      12,214       ------       ------       ------       ------
Sundry.............................       9,571        7,099        4,908        3,469        3,413
          Total noninterest
            expense................$     52,592 $     26,855 $     17,688 $     12,889 $     10,058

SELECTED FINANCIAL DATA


The  following  table  sets forth selected financial data for the
last  five  years.    All  per  share  data have been restated to
reflect 5% common stock dividends issued on the common stock in the last six years.



                                                              Years Ended December 31,
                                            1994              1993               1992             1991         1990
                                         (dollars in thousands, except per share data)
Income Statement:
Net interest income....................$     43,471        $    28,573       $    19,368     $    14,295 $     11,467
Provision for loan losses..............       1,090                961             1,828           1,687          793
Noninterest income.....................       7,987              6,464             3,691           2,473        1,246
Noninterest expenses...................      52,592             26,855            17,688          12,889       10,058
Net income (loss) (1)..................      (2,175)             5,048             2,383           1,738        1,288

Per Common Share Data:
Net income(loss).......................$      (0.93)       $      0.82      $       0.47     $      0.47 $       0.35
Cash  dividends declared..............         0.21               0.05                 -               -            -

Balance Sheet (Period End):
Total assets...........................$   1,161,722        $  860,373      $    574,351     $   493,430 $    381,497
Loans-net of unearned income..........       895,605           594,519           427,172         372,231      300,932
Nonperforming assets..................         3,967             4,531             5,025           3,520        2,364
Total earning assets..................     1,020,390           773,967           517,419         449,408      349,732
Total deposits........................       963,470           764,677           517,699         449,220      331,469
Short-term borrowings.................       106,038            16,779             2,591           2,755       12,260
Long-term debt........................         1,162             1,214             1,323           1,482          534
Shareholders' equity..................        82,434            66,571            47,814          35,598       33,899
Balance Sheet (Averages):
Total Assets..........................   $ 1,013,560        $  739,607        $  523,277      $  427,451   $  355,855
Shareholders' equity..................        83,377            61,859            43,774          34,932       33,083

       (1) After fourth quarter 1994 restructuring charges of $9,415
(after tax).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
              RESULTS OF OPERATIONS



     Except  where  expressly  stated  otherwise,  the  financial
information   contained   herein   reflects   Carolina   First
Corporation's acquisition of Aiken County National Bank which was consummated on April 10, 1995 and accounted for as a pooling of interests.


EARNINGS ANALYSIS

     The   one-time  charge  for  the  corporate  restructuring
(discussed above in "Business - Restructuring Charges") resulted in a net loss for 1994. The Company reported a net loss for 1994 of $2.2 million, or a loss of $0.93 per common share. The net loss for 1994 includes one-time restructuring charges of $9.4 million (after-tax). Net income for 1993 was $5.0 million, or $0.82 per common share, and 1992 net income was $2.4 million, or $0.47 per common share. Increased net interest income, growth in noninterest income and continued good credit quality were the primary reasons for the growth in earnings excluding restructuring charges.

     Fully tax equivalent ("FTE") net interest income increased $15.2 million, or 53%, due to a higher level of average earning assets and an increased net interest margin. Increases in average earning assets resulted primarily from the acquisition of branches and internal growth. The net interest margin increased to 4.89% from 4.29% in 1993 and 4.03% in 1992.

     Noninterest income, excluding securities transactions increased to $7.9 million, or 36%, from $5.8 million in 1993 and $3.2 million in 1992. The increase in noninterest income was attributable to higher service charges on deposit accounts, the expansion of mortgage servicing and the generation of new trust business.

     Noninterest expenses increased to $52.6 million in 1994 from $26.9 million in 1993 and $17.7 million in 1992. The 1994 noninterest expenses includes one-time restructuring charges of $12.2 million. Also contributing to the increase in noninterest expenses were the acquisition of seven branches and the opening of four branches de novo, a higher level of loan and deposit activity, amortization of intangibles and higher credit card processing fees.


Net Interest Income

     The largest component of Carolina First's operations is net interest income, the difference between the interest earned on assets and the interest paid for the liabilities used to support such assets. Variations in the volume and mix of assets and liabilities and their relative sensitivity to interest rate movements determine changes in net interest income. As the primary contributor to Carolina First's earnings, net interest income constituted 84% of net revenues (net interest income plus noninterest income) in 1994, compared with 82% in 1993 and 84% in 1992.

     FTE net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis. The Company has experienced a markedly upward trend in FTE net interest income, which increased 53% in 1994, 48% in 1993 and 35% in 1992. FTE net interest income was $44.0 million in 1994, $28.8 million in 1993 and $19.5 million in 1992. The increase resulted from a higher level of average earning assets and an improvement in the net interest margin. The growth in average earning assets, which increased to $901.0 million in 1994 from $671.7 million in 1993 and $483.6 in 1992, resulted primarily from internal loan growth and the acquisition of branches. The majority of this increase was in loans, which averaged $233.8 million higher in 1994 than 1993 and $113.4 million higher in 1993 than 1992.

     The net interest margin, defined as net interest income divided by average earning assets, increased to 4.89% in 1994 from 4.29% in 1993 and 4.03% in 1992. The increase resulted primarily from lower deposit interest rates and a higher proportion of noninterest-bearing deposits. In addition, the yield on loans has risen due to increases in the prime interest rate, increased consumer loan volume from the retail branch network and increased credit card loan volume from mail solicitations.


Provision and Allowance for Loan Losses

     Management maintains an allowance for loan losses which it believes is adequate to cover possible losses in the loan portfolio. However, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

     The allowance for loan losses is established through charges in the form of a provision for loan losses and purchased loan adjustments. Loan losses and recoveries are charged or credited directly to the allowance. The amount charged to the provision for loan losses by the Company is based on management's judgment as to the amount required to maintain an allowance adequate to provide for potential losses in the Company's loan portfolio. The level of this allowance is dependent upon the total amount of past due loans, general economic conditions and management's assessment of potential losses.

     The Company attempts to deal with repayment risks through the establishment of, and adherence to, internal credit policies. These policies include officer and customer limits, periodic documentation examination and follow-up procedures for any exceptions to credit policies. A summary of the Bank's approach to managing credit risk is provided below in the "Asset Quality" section.

     During 1994, 1993 and 1992, the Company expensed $1,090,000, $961,000, and $1,828,000, respectively, through its provision for loan losses. Net loan charge-offs, excluding credit card loans, were $1,128,000, $898,000 and $1,434,000 in 1994, 1993 and 1992,
respectively. During 1994, net loan charge-offs as a percentage of average loans have remained low at 0.37% including credit card charge-offs, compared with 0.27% for 1993 and and 0.35% for 1992.


     At December 31, 1994, the allowance for loan losses totaled $5.7 million, or 0.6% of total loans, a decline from $6.3 million, or 1.1% of total loans, at the end of 1993. Continued reductions in nonperforming asset levels enabled the Company to reduce the allowance for loan losses compared with the prior years' levels. Nonperforming assets as a percentage of loans and foreclosed property were 0.46% and 0.77% at December 31, 1994 and 1993, respectively. At December 31, 1994, the allowance for loan losses was 228% of nonperforming loans. The Company's asset quality measures compare favorably to its Federal Deposit Insurance Corporation ("FDIC") peer group.

     The  Bank was examined in December 1993 by the FDIC, and the
Savings  Bank  was  examined  in  February  1994 by the Office of
Thrift   Supervision.    No  significant  increases  in  reserves
resulted from these examinations.


Noninterest Income

     Noninterest income, excluding securities transactions, increased $2.1 million, or 36%, to $7.9 million in 1994, up from $5.8 million in 1993 and $3.2 million in 1992. This increase resulted principally from service charges on deposit accounts, fees for trust services and mortgage banking servicing income. The Company realized gains on the sale of securities of $75,000, $662,000 and $535,000 in 1994, 1993 and 1992, respectively.

     Service charges on deposit accounts, the largest contributor to noninterest income, rose $1.2 million, or 45%, to $3.9 million in 1994, an increase from $2.7 million in 1993 and $1.6 million in 1992. The increase in service charges is attributable to acquiring branches and new deposit accounts, increasing fee charges and improving collection rates. In 1994, average deposits increased 35%.

     Mortgage banking income was $1.6 million in 1994, $1.8 million in 1993 and $1.3 million in 1992. Mortgage banking income includes origination fees, profits from the sale of loans and servicing fees (which started in 1993). Origination fees totaled $1.0 million in 1994, compared with $1.1 million in 1993 and $778,000 in 1992. During 1994, 1,062 mortgage loans totaling $108 million were originated, similar to originations of 1,063 loans for $103 million in 1993. The increase in the level of interest rates during 1994 made the origination of mortgage loans more competitive resulting in a slightly lower origination fee per loan.

     Until the third quarter of 1992, mortgage loans were originated primarily for the account of correspondent financial institutions, with the Company retaining an origination fee. Beginning in the third quarter of 1992, the Company expanded the activities of its mortgage loan operations and began self-funding the loans through the Savings Bank prior to sale in the secondary market. Mortgage loans totaling approximately $55 million, $80 million and $16 million were sold in 1994, 1993 and 1992, respectively. Income from this activity totaled $112,000 in 1994, $509,000 in 1993 and $496,000 in 1992.

     The Mortgage Company's mortgage servicing operations consist of servicing loans that are owned by the Bank and subservicing loans, to which the right to service is owned by the Bank and other non-affiliated financial institutions. Mortgage loans serviced are all one-to-four family residential mortgage loans. At December 31, 1994, 10,351 loans with an aggregate principal amount of $800 million were being serviced or subserviced by the Mortgage Company. Servicing and other mortgage banking income from non-affiliated companies, net of the related amortization, was $572,000 in 1994 and $228,000 in 1993.

     The Company views its mortgage banking operation as a means of increasing noninterest income without increasing assets. The Company purchased the rights to service the loan portfolios to take advantage of excess capacity, thereby creating a revenue stream to more rapidly cover the fixed costs associated with its mortgage banking operations. However, the Company's long-term strategy is to have a servicing portfolio principally comprised of loans originated by the Company but which have been sold into the secondary market with servicing retained.

     Subsequent   to  year  end,  the  Company  entered  into  an
agreement  with  a  non-affiliated company to sell  the rights to service  approximately  $450  million  (face  value)  of mortgage
loans.    This transaction will result
in a gain of approximately $2 million and a reduction of the Company's purchased mortgage servicing rights by approximately $7 million.
The Company will continue to subservice these loans until June 1995 and is actively pursuing a strategy to replace this servicing volume.

     Fees for trust services in 1994 increased to $919,000, up 70% from the $542,000 earned in 1993. Fees for trust services in 1992 were $305,000. Fees for trust services increased as a result of the generation of new trust business and additional assets under management, particularly in investment management and custody accounts. Assets under management of the trust department increased to approximately $214 million at December 31, 1994, up significantly from $129 million at year end 1993 and $55 million at year end 1992.

     Sundry income items were $670,000 higher in 1994, primarily because of higher customer service fees, appraisal fee income and insurance commissions. These increases are largely attributable to increased lending and deposit activity. In addition, the Company earned approximately $108,000 in 1994 real estate rental income, the majority of which is not expected to continue. In addition, earnings associated with the credit card securitization are expected to be a new source of fee income in 1995.

     On August 18, 1993, the Bank entered into an investor services agreement with Edgar M. Norris & Co., Inc. ("Norris & Co."), a broker-dealer registered with the National Association of Securities Dealers, Inc., to offer certain brokerage services to the Bank's customers. Under this affiliate arrangement, the Bank offers certain brokerage services to its customers through dual employees (a Bank employee who is also employed by Norris & Co.). The commissions or mark up charges on transactions are shared between the Bank and Norris & Co. as set forth in the investor services agreement. Brokerage services activity for 1994 has been limited.


Noninterest Expense

     Noninterest expenses were $52.6 million in 1994, $26.9 million in 1993 and $17.7 million in 1992. Included in 1994 noninterest expenses is a $12.2 million one-time restructuring charge associated with the credit card securitization and the
write-down  of  other  intangible  assets.    Excluding  the
restructuring charges, 1994 noninterest expenses increased 50% over 1993, while 1993 was 52% higher than 1992. The increased expenditures primarily reflect the costs of additional personnel to support the Company's current and anticipated growth.

     Salaries  and  wages  and  benefits  increased  50% to $18.7 million in 1994 from $12.5 million in 1993. This increase follows an increase of 57% from $7.9 million in 1992. Full-time equivalent employees rose to 527 at the end of 1994 from 453 and 252 at the end of 1993 and 1992, respectively. Staff increases were attributable to the addition of 11 banking offices, higher loan and deposit activity resulting from internal growth and acquisitions, and the expansion of the mortgage banking operations.

     The 1994 occupancy and furniture and equipment expenses increased $2.1 million, or 53%, due to the addition of 11 banking offices, including a new Myrtle Beach main office, the opening of a regional headquarters office in Columbia for the Midlands region of South Carolina, the expansion of the Mortgage Company's operations and the expansion of its administrative offices in Greenville to a second location.

     The 1994 restructuring charges include $12.2 million primarily from the write down of intangible assets and charges associated with the origination of credit card accounts. Management expects the restructuring of its credit card operations to increase future pre-tax income by approximately $2.3 million a year, through increased lower amortization costs and the reinvestment of the cash currently invested in the credit card portfolio.

     Sundry expense items increased $5.1 million, or 49%, to $15.6 million in 1994 from $10.4 million in 1993 and $7.0 million in 1992. Three expense items-- federal insurance premiums, intangibles amortization and credit card processing fees --
accounted for approximately 52% of this increase. Federal deposit insurance premiums increased $509,000, or 34%, in 1994 to $2.0 million. This increase was primarily due to a higher levels of deposits. Intangibles amortization increased $1.6 million, or 175%, in 1994 to $2.5 million, principally as a result of intangibles relating to the acquisition of branches, credit card receivables and the Mortgage Company. Credit card processing fees increased $597,000, or 66%, to $1.5 million in 1994, principally as a result of credit card solicitations by the Company and the purchase of approximately $16.3 million in credit card receivables in June 1993 and November 1993. With the securitization of the majority of credit card loans during the first quarter of 1995, management expects credit card processing fees to decrease significantly in 1995.

     Advertising and public relations expenses increased $521,000, or 127%, to $930,000 in 1994, due to the Company's
statewide expansion, advertising campaigns in key markets and special deposit promotions. The remaining increase in sundry noninterest expenses was primarily attributable to the overhead and operating expenses associated with higher lending and deposit activities. The largest sundry noninterest expenses were stationery, supplies and printing, telephone, postage, and fees.


Income Taxes

     The provision for income taxes in 1994 was a credit of $49,000. The provision for income taxes was $2.2 million in 1993 and $1.2 million in 1992. Income taxes for 1994 include a one-time reduction of $2.8 million from restructuring charges, partially offset by $1 million of income tax expense in connection with the merger of the Savings Bank into the Bank.


BALANCE SHEET ANALYSIS

     Total assets at December 31, 1994 were $1.2 billion, an increase of $301.3 million, or 35%, from $860.4 million at the end of 1993. Loans increased $301.1 million, or 51%, to $895.6 million at December 31, 1994 compared with $594.5 million at December 31, 1993. Deposits at year end 1994 were $963.5 million, up 26% from $764.7 million at year end 1993. Total shareholders' equity increased 24% to $82.4 million at December 31, 1994 from $66.6 million at the end of 1993. Significant components of balance sheet growth include increases from internal loan growth, branch acquisitions and the proceeds from the Series 1994 preferred stock offering.

     Average total assets in 1994 were $1.0 billion, a 37% increase over the 1993 average of $739.6 million. Average earning assets were $901.0 million in 1994, a 34% increase over the 1993 level of $671.7 million. For 1992, average total assets and average earning assets were $523.3 million and $483.6 million, respectively.

Loans

     The Company's loan portfolio consists principally of commercial mortgage loans, other commercial loans, consumer loans and one-to-four family residential mortgage loans. A substantial portion of these borrowers are located in South Carolina and are concentrated in the Company's market areas. The Company has no foreign loans or loans for highly leveraged transactions. The loan portfolio does not contain any concentrations of credit risk exceeding 10% of the portfolio. At December 31, 1994, the Company had total loans outstanding of $895.6 million which equaled approximately 93% of the Company's total deposits and approximately 77% of the Company's total assets. The level of total loans, relative to total deposits and total assets, has increased from the prior year. The composition of the Company's loan portfolio at December 31, 1994 was as follows: commercial and commercial mortgage 50%, residential mortgage 29%, credit card 12%, consumer 6% and construction 3%.

     The Company's loans increased $301.1 million, or 51%, to $895.6 million at December 31, 1994 from $594.5 million at December 31, 1993. Of this increase, $37.5 million resulted from loans acquired in branch acquisitions. The balance was internal loan growth. This increase was net of $55.1 million of mortgage loans sold, which were predominantly current production, fixed rate mortgage loans. During 1994, the Bank began a mail campaign to solicit new credit card customers. These solicitations resulted in approximately $60 million in new credit card balances, which nearly doubled the size of the Bank's credit card portfolio.

     As noted above, the Company has experienced significant growth in its commercial and commercial mortgage loans over the
past  several  years.    Furthermore,  these  loans  constitute
approximately 50% of the Company's total loans at December 31, 1994. These loans generally range in size from $250,000 to $500,000 and are typically made to small to medium-sized, owner-operated companies.

     For 1994, the Company's loans averaged $753.5 million with a yield of 9.01%, compared with $519.7 million and a yield of 8.58% for 1993. The interest rates charged on loans vary with the degree of risk and the maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulations also influence interest rates. The increase in loan yield is largely attributable to the upward repricing of variable rate loans, which constitute approximately 60% of the loan portfolio. During 1994, the average prime interest rate rose approximately 114 basis points.

     Loans held for sale at December 31, 1994 included $69.5 million in credit card loans and $2.2 million in mortgage loans.
On January 24, 1995, the Company completed the securitization of the credit card loans held for sale at year end.


Securities

     Debt securities held as assets are classified as investment securities, securities available for sale or trading securities. Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards 115, "Accounting for Certain
Investments  in  Debt  and  Equity  Securities."    Securities
classified as investments are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. In order  to  qualify  as an investment asset, the Company must have the ability and a positive intention to hold them to maturity. Securities available for sale are carried at market value with unrealized gains or losses reported in stockholders' equity (net
of  tax  effect).    These  securities  may  be  disposed  of  if
management believes that the sale would provide the Company and its subsidiaries with increased liquidity or, based upon prevailing or projected economic conditions, that such sales would be a safe and sound banking practice and in the best interest of the stockholders. Trading securities are carried at market value with adjustments for unrealized gains or losses reported in noninterest income. The Company's policy is to acquire trading securities only to facilitate their sale to customers.

     The   Company's  subsidiaries  are  generally  limited  to
investments in (i) United States Treasury securities or United States Government guaranteed securities, (ii) securities of United States Government agencies, (iii) mortgage-backed securities, (iv) general obligation municipal bonds and revenue bonds which are investment grade rated and meet certain other standards, and (v) money market instruments which are investment grade rated and meet certain other standards. To date, the Company does not use derivative products.

     During the first quarter of 1993, the Bank received approval to establish dealer bank operations to sell United States Treasury, Federal agency and municipal bonds to individuals, corporations and municipalities through its investments division. Income from the Company's dealer activity is not material.

     At December 31, 1994, the total investment portfolio had a book value of $122.6 million and a market value of $117.9 million for an unrealized loss of $4.7 million. The investment portfolio had a weighted average duration of approximately 2 years. Securities (i.e., investment securities, securities available for sale and trading securities) averaged $133.9 million in 1994, 1% above the 1993 average of $132.7 million. The average portfolio yield declined from 5.13% in 1993 to 5.05% in 1994.

     During the past two years, average securities have been a lesser component of average earning assets, decreasing from 19.8% in 1993 to 14.9% in 1994. The Company decreased the relative level of its investment portfolio to fund loans in its banking markets. At December 31, 1994, securities totaled $121.3 million, down $400,000 from the $121.7 million invested at the end of 1993.


Other Assets

     At December 31, 1994, other assets included other real estate owned of $1.6 million and intangible assets of $29.8 million. The intangible assets balance is attributable to goodwill of $9.1 million, core deposit balance premiums of $11.1 million, excess and purchased mortgage servicing rights of $8.7 million and purchased credit card premiums of $345,000.


Deposits

     The primary source of funds for loans and investments is deposits which are gathered through the Bank's branch network. Competition for deposit accounts is primarily based on the interest rates paid thereon and the convenience of and the services offered by the branch locations. The Company's pricing policy with respect to deposits takes into account liquidity needs, the direction and levels of interest rates and local market conditions. The Company does not believe that any of its deposits qualify as brokered deposits. It is the Company's policy not to accept brokered deposits.

     During 1994, interest-bearing liabilities averaged $830.5 million, compared with $612.1 million for 1993. This increase resulted principally from branch acquisitions. The average interest rates were 3.75% and 3.79% for 1994 and 1993, respectively. At December 31, 1994, interest-bearing deposits comprised approximately 89% of total deposits and 95% of interest-bearing liabilities. During 1994, the Company increased its use of short-term borrowings to fund loan growth. Short-term borrowings averaged $41.4 million and $14.0 million in 1994 and 1993, respectively.

     The Company uses its deposit base as its primary source of funds. Deposits grew 26% to $963.5 million at December 31, 1994 from $764.7 million at December 31, 1993. Of the $198.8 million increase in deposits, approximately $141.2 million resulted from the acquisition of branches. Internal growth generated the remaining new deposits. During 1994, total interest-bearing deposits averaged $787.9 million with a rate of 3.73%, compared with $596.8 million with a rate of 3.79% in 1993. As the level of interest rates fell in 1993, the Company was able to reprice deposits to more than recover declines in the yields on earning assets. During the first half of 1994, which was a period of rising interest rates, the Company generally kept deposit interest rates unchanged which caused the average deposit rate to continue to decline, primarily from the repricing of certificates of deposit. Beginning with the third quarter of 1994, however, the Company raised deposit interest rates, causing the Company's interest rate paid on deposits to rise.

     Average noninterest-bearing deposits, which increased 66% during the year, increased to 11.1% of average total deposits in 1994 from 9.1% in 1993. This increase was attributable to new accounts from commercial loan customers and escrow balances related to mortgage servicing operations.

     The Company's core deposit base consists of consumer time deposits, savings, NOW accounts, money market accounts and checking accounts. Although such core deposits are becoming increasingly interest sensitive for both the Company and the industry as a whole, such core deposits continue to provide the Company with a large and stable source of funds. Core deposits as a percentage of average total deposits averaged approximately 87% in 1994. The Company closely monitors its reliance on certificates of deposit greater than $100,000, which are generally considered less stable and less reliable than core deposits.

     Generally, certificates of deposits greater than $100,000 have a higher degree of interest rate sensitivity than other certificates of deposit. The percentage of the Company's deposits represented by certificates of deposit greater than $100,000 is higher than the percentage of such deposits held by its peers. However, the Company does not believe that this higher-than-peer percentage of certificates of deposits greater than $100,000 will have a material adverse effect because such certificates are principally held by long-term customers located in the Company's market areas.


Capital Resources and Dividends

     The Company's capital needs have been met principally through public offerings of common and preferred stock and through the retention of earnings. In addition, the Company issued both common and preferred stock in connection with the acquisitions of the Savings Bank and the Mortgage Company.

     The Company's initial public offering in 1986 raised $15.3 million in common equity and, to date, represents the largest amount of initial equity raised in connection with the startup of a financial institution in South Carolina. Other public offerings of capital stock include the offering of the 8.32% Cumulative Convertible Preferred Stock ("Series 1992 Preferred Stock") in May 1992, which raised $10.3 million, the offering of the 7.50% Noncumulative Convertible Preferred Stock Series ("Series 1993 Preferred Stock") in March 1993, which raised $14.5 million, and the offering of the Series 1994 Preferred Stock in April 1994, which raised $21.4 million. In December 1993, the Company redeemed the Series 1992 Preferred Stock. In connection with such redemption, substantially all of the outstanding shares of Series 1992 Preferred Stock were converted into 1,089,674 shares of Common Stock.

     On September 30, 1993, the Company completed the acquisition of all of the outstanding stock of First Sun Mortgage Corporation in exchange for 60,000 shares of Series 1993B Preferred Stock which added $1.2 million in equity. There is currently no market for the Series 1993B Preferred Stock, and it is not expected that any market for such stock will develop.

     The Company completed the offering of its Series 1994 Preferred Stock on April 15, 1994. In this offering, the Company raised approximately $21.4 million after deduction of the related expenses and issued 920,000 shares of its Series 1994 Preferred Stock. Each share of Series 1994 Preferred Stock provides for cash dividends, when, as, and if declared by the Board of Directors, at the annual rate of $1.83 per share. Dividends on the Series 1994 Preferred Stock are not cumulative. A Series 1994 Preferred Stock share may be converted at the option of the holder into 1.7931 shares of common stock. The conversion ratio has been restated to reflect the 5% common stock dividend issued in May 1994. In addition, and upon compliance with certain conditions, the Company may redeem the Series 1994 Preferred Stock at the redemption prices set forth in the Company's Articles of Amendment related to the Series 1994 Preferred Stock.

     Total stockholders' equity increased $15.9 million, or 24%, to $82.4 million at December 31, 1994 from $66.6 million at December 31, 1993. This change primarily reflects the capital raised in connection with the Series 1994 Preferred Stock offering discussed above, which was issued on April 15, 1994, partially offset by the payment of dividends and the net loss for 1994.

     Book  value  per  share was $8.48 and $10.08 at December 31,
1994 and 1993, respectively. The decline in book value is attributable to the one-time restructuring charges. Tangible book value per share at December 31, 1994 was $4.46, down from $7.12 at December 31, 1993. Tangible book value is significantly below book value as a result of the purchase premiums associated with branch acquisitions and the purchase of the Mortgage Company. Tangible book value declined during 1994 from the addition of intangible assets related to the branch acquisitions and reclassifications of loan premiums to intangible assets.

     Risk-based capital guidelines for financial institutions adopted by the regulatory authorities went into effect after December 31, 1990. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), signed into law on December 19, 1991, provides authority for special assessments against insured deposits and for development of a general risk-based deposit insurance assessment system, which the Federal Deposit Insurance Corporation ("FDIC") implemented on a transitional basis effective January 1, 1993.

     At December 31, 1994, the Company and the Savings Bank were in compliance with each of the applicable regulatory capital requirements and exceeded the "adequately capitalized" regulatory guidelines. Excluding Aiken County National Bank, the Bank exceeded the "adequately capitalized" regulatory guidelines for the Tier 1 risk-based capital and leverage ratios, but was "undercapitalized" for the total risk-based capital ratio. In February 1995, the Company received a letter from the FDIC which indicated that, based on its analysis of the Bank's Report of Condition and income as of December 31, 1994, that the Bank was undercapitalized with respect to its total risk-based capital ratio. Specifically, the FDIC determined that the Bank's total risk-based capital ratio was 6.70%, as compared to the minimum 8%. (The 6.70% excludes capital realized in connection with the acquisition of Aiken County National Bank.)

     As a result of the capital deficiency, the Bank committed to
(1) combine the Savings Bank and the Bank; (2) consummate the credit card securitization; (3) have the Company contribute capital of $3.5 million to the Bank; and (4) sell certain purchase mortgage servicing rights. All of these steps were taken except for the  sale  of the purchase mortgage servicing
rights, which is expected to be consummated by March 31, 1995. At the end of February, and as a result of the January and February operating results (and without the consummation of the sale of the purchase mortgage servicing rights), the Bank's total risk-based capital ratio was 8.10%, excluding Aiken County National Bank. The Bank expects that its total risk-based capital ratio will continue to increase as a result of monthly operating results and the consummation of the acquisitions of Aiken County National Bank and Midlands National Bank (which the Bank expects to consummate in April and May of 1995).

     As a result of its total risk-based capital ratio declining below 8%, the Company, the Bank and the FDIC entered into a Capital Maintenance Commitment and Guaranty Agreement (the "Guaranty Agreement") pursuant to which the Company guaranteed that the Bank will comply with the restoration plan described above until the Bank has been adequately capitalized on average during each of four consecutive quarters. The Guaranty Agreement provides that in the event the Bank fails to comply with the applicable capital requirements, the Company will pay to the Bank or its successors or assigns an amount equal to the lesser of (a) 5% of the Bank's total assets at the time the Bank was notified or deemed to have notice that the Bank was undercapitalized, or
(b) the amount which is necessary to bring the Bank into compliance with all capital standards applicable to the Bank at the time the Bank failed to so comply.

     Management does not believe that it will be required to make payments under the Guaranty Agreement or that the Bank will not be at least adequately capitalized in the foreseeable future.

     The following table sets forth certain capital ratios and the amount of capital of the Company and the Bank at December 31, 1994 and 1993, giving full effect to the exclusion of intangible assets.

                                          Capital Ratios


                                    Total               Tier 1
                                 Risk-based           Risk-based
                               Capital Ratio         Capital Ratio       Leverage Ratio
                            12/31/94   12/31/93   12/31/94   12/31/93   12/31/94  12/31/93
The Company                  8.21%       9.54%       7.53%     8.52%      5.54%     6.23%
The Bank                     6.97        9.06        6.37      8.05       5.26      6.01
Adequately Capitalized
   Minimum Requirement       8.00        8.00        4.00      4.00       4.00      4.00



     The Company and its subsidiaries are subject to certain regulatory restrictions on the amount of dividends they are permitted to pay. The Company has paid all scheduled cash dividends on the Series 1993 Preferred Stock, the Series 1993B Preferred Stock and the Series 1994 Preferred Stock since their respective issuances. During each of the last six years, the Company issued 5% common stock dividends to common stockholders.

     In November 1993, the Board of Directors initiated a regular quarterly  cash dividend of $0.05 per share payable on the common stock,  the  first  of  which was paid on February 1, 1994.  Cash
dividends   have  been  paid  on  a  quarterly  basis  since  the
initiation  of  the  cash  dividend.    The  Board  of  Directors
increased  the  quarterly cash dividend to $0.06 beginning in the first quarter of 1995.  The Company presently intends to
continue to pay this quarterly cash dividend on the common stock; however,
future   dividends  will  depend  upon  the  Company's  financial
performance and capital requirements.

     In the future, the Company may engage in offerings of equity or debt to raise capital.


LIQUIDITY AND INTEREST RATE SENSITIVITY

     Asset/liability management is the process by which the Company monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities. Liquidity management involves meeting the cash flow requirements of the Company. These cash flow requirements primarily involve withdrawals of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. The Company's principal sources of funds for liquidity purposes are customer deposits, principal and interest payments on loans, maturities and sales of debt securities, temporary investments and earnings. Temporary investments averaged 1.50% and 2.87% of earning assets in 1994 and 1993, respectively. Management believes that the Company maintains an adequate level of liquidity by retaining liquid assets and other assets that can easily be converted into cash and by maintaining access to alternate sources of funds, including federal funds purchased from correspondent banks and borrowing from the Federal Home Loan Bank.

     The liquidity ratio is an indication of a company's ability to meet its short-term funding obligations. FDIC examiners suggest that a commercial bank maintain a liquidity ratio of between 20% and 25%. At December 31, 1994, the Bank's liquidity ratio was approximately 13%. At December 31, 1994, the Bank had unused short-term lines of credit with correspondent banks of $17.8 million. All of the lenders have reserved the right to withdraw these lines of credit at their option. In addition, the Company, through its subsidiaries, has access to borrowing from the Federal Home Loan Bank. At December 31, 1994, unused borrowing capacity from the Federal Home Loan Bank totaled $33 million. Management believes that these sources are adequate to meet its liquidity needs. On January 24, 1995, the Company completed the securitization of the majority of its credit card loans. In connection with this securitization, the Company received approximately $70 million which provided additional liquidity.

     As reported in the Consolidated Statements of Cash Flows, changes in deposits, borrowed funds, investments and equity provided cash in 1994 of $155.3 million, $89.2 million, $54.7 million and $22.0 million, respectively. The Company used this cash to increase loans by $266.2 million, capital expenditures by $ 1 0.6 million, cash balances by $28.5 million, operating activities by $13.0 million and dividends by $2.9 million.

     The Company plans to meet its future cash needs through the proceeds of stock offerings, liquidation of temporary investments, maturities or sales of loans and investment securities and generation of deposits. By increasing the rates paid on deposits, the Company would be able to raise deposits.

     The interest sensitivity gap is the difference between total interest sensitive assets and liabilities in a given time period. The objective of interest sensitivity management is to maintain reasonably stable growth in net interest income despite changes in market interest rates by maintaining the proper mix of interest sensitive assets and liabilities. Management seeks to maintain a general equilibrium between interest sensitive assets and liabilities in order to insulate net interest income from significant adverse changes in market rates. The Asset/Liability Management Committee uses an asset/liability simulation model which quantifies balance sheet and earnings variations under different interest rate environments to measure and manage interest rate risk.


ASSET QUALITY

     Prudent risk management involves assessing risk and managing it effectively. Certain credit risks are inherent in making loans, particularly commercial, real estate and consumer loans. The Company attempts to manage credit risks by adhering to internal credit policies and procedures. These policies and procedures include a multi-layered loan approval process, officer and customer limits, periodic documentation examination and follow-up procedures for any exceptions to credit policies. Loans are assigned a grade and those that are determined to involve more than normal credit risk are placed in a special review status. Loans that are placed in special review status are required to have a plan under which they will be either repaid or restructured in a way that reduces credit risk. Loans in this special review status are reviewed monthly by the loan committee of the Board of Directors.

     As demonstrated by the following key analytical measures of asset quality, management believes the Company has effectively managed its credit risk. Net loan charge-offs, excluding credit card loans, were $1.1 million, $898,000, and $1.4 million in 1994, 1993 and 1992, respectively. During 1994, net loan charge-offs as a percentage of average loans have remained low at 0.37%, compared with 0.27% for 1993 and and 0.35% in 1992. Nonperforming assets as a percentage of loans and foreclosed property were 0.45% and 0.77% at December 31, 1994 and 1993, respectively. At December 31, 1994, the allowance for loan losses was 228% of nonperforming loans. At December 31, 1994, the Company had $1.8 million in non-accruing loans, $675,000 in restructured loans and $1.3 million in loans greater than ninety days past due on which interest was still being accrued. These asset quality measures compare favorably to the Company's bank holding company peer group.


IMPACT OF INFLATION

     Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company's subsidiaries are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the general levels of inflation on the price of goods and services. While the Company's noninterest income and expense and the interest rates earned and paid are affected by the rate of inflation, the Company believes that the effects of inflation are generally manageable through asset/liability management. See "-- Liquidity and Interest Rate Sensitivity."


INDUSTRY DEVELOPMENTS

     Certain recently-enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institutions industry. The Company is unable at this time to assess the impact of this legislation on its financial condition or operations. See "Business-- Supervision and Regulation."

ACCOUNTING ISSUES

     The Financial Accounting Standards Board ("FASB") has issued Standards No. 114, "Accounting by Creditors for Impairment of a Loan," which proposes that all creditors value all loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of the expected future cash flows. This discounting would be done at the loan's effective interest rate. The periodic effect on net income has not been fully determined, but is not expected to have a material impact on the Company's financial position or results of operations. This proposed standard would apply for fiscal years beginning after December 15, 1994. In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." SFAS 118 amends SFAS 114 in the areas of disclosure requirements and methods for recognizing interest income on an impaired loan. The Statement is effective concurrent with the effective date of SFAS 114.

     The FASB has issued an exposure draft, "Accounting for the Impairment of Long Lived Assets," which proposes standards for the identification of long-lived assets, identifiable intangibles and goodwill that may need to be written down because of an entity's inability to recover the assets' carrying values. The periodic effect of the adoption of this standard on net income has not been fully determined. This proposed standard would apply for fiscal years beginning after December 15, 1994 with earlier application encouraged.

     The  FASB  has  issued  an  exposure  draft, "Accounting for
Mortgage Servicing Rights and Excess Servicing Receivables for Securitization of Mortgage Loans," that proposes that an entity recognize, as separate assets, rights to service mortgage loans for others irrespective of how those servicing rights are acquired (i.e., whether purchased or originated). If adopted, this statement would also require that gains on sales of loans be recorded as income in the period of sale (i.e., such gain would not reduce capitalized servicing rights). Under this proposed statement, impairment of capitalized mortgage servicing rights would be measured by type of mortgage servicing right, based on fair value using a reserve methodology. This proposed statement would be applied prospectively in fiscal years beginning after December 15, 1995, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application would be prohibited. The effect of this proposed statement on the Company's results of operations has not yet been fully determined.